UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A-2

GENERAL FORM FOR REGISTRATION OF SECURITIES

UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 000-55969

POTNETWORK HOLDINGS, INC.
(Exact Name of Registrant As Specified In Its Charter)

Colorado	46-5470832
(State of Incorporation)	(I.R.S. Employer Identification No.)

3531 Griffin Road Fort Lauderdale, FL	33312
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s Telephone Number, Including Area Code: (800) 433-0127

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Common stock; $0.00001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act) or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-Accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements. See “Item 1. Business” and “Item 1A. Risk Factors”. We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

EXPLANATORY NOTE

PotNetwork Holdings, Inc. is filing this General Form for Registration of Securities on Form 10 to voluntarily register our common stock, $.00001 par value (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Unless otherwise noted, references in this registration statement to “PotNetwork Holdings, Inc.”, the “Company”, “we”, “our” or “us” means PotNetwork Holdings, Inc.

2

Forward-Looking Statements

This Registration Statement contains forward-looking statements that reflect our current views about future events. We use the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under Item 1A. Risk Factors, and elsewhere in this Registration Statement.

PART I

ITEM 1. DESCRIPTION OF BUSINESS

PotNetwork Holdings, Inc., (the “Company” or the “Registrant”) was originally incorporated in Nevada in 1996 as H P Capital Corp. The Company redomiciled in Wyoming in 2004 and changed its name to My Medical CD, Ltd. From May 2016 to March 2017, the Company was known as SND Auto Group, Inc. On March 3, 2017, the Company redomiciled in Colorado, and changed its name to PotNetwork Holdings, Inc.

On January 30, 2017 the Company acquired via reverse triangular merger 100% of the ownership interest of the privately-held First Capital Venture Co., a Florida corporation. First Capital Venture Co. is the owner of Diamond CBD, Inc. selling numerous CBD Oil products at both wholesale and retail. Pursuant to the Share Exchange and Reorganization Agreement, the First Capital Venture Co. shareholders exchanged their shares which they held in First Capital Venture Holdings Co. for an aggregate total of 50,000 Class A preferred shares of the Company, wherein the shareholders would own 100% of this class of stock of the Company (the “Class A Preferred Shareholders”), which in the aggregate conferred voting control of the Company. First Capital Venture Co. became a wholly-owned subsidiary of the Company as result of the transaction.

Pursuant to a Stock Purchase Agreement dated June 8, 2017, the Company acquired all the capital stock of PotNetwork Media Group, Inc., a Nevada corporation (“PMG”), in exchange for 3,000,000 shares of the Company’s common stock issued to the shareholders of PMG, and the cancellation of a $50,000 promissory note between the Company and PMG. As a result, PMG became a wholly-owned subsidiary of the Company. PMG is the owner of the website www.potnetwork.com. Potnetwork.com is an informational website on the overall cannabis industry and does not market any products. PMG is also the publisher of the hard copy magazine, “PotNetwork” which is distributed by the Company nationally.

The Company has two (2) wholly-owned subsidiaries:

•	First Capital Venture Co., a Florida corporation which has as its wholly-owned subsidiary, Diamond CBD, Inc., a Delaware corporation

•	PotNetwork Media Group, Inc., a Nevada corporation, operator of the website, PotNetwork.com.

Existing Products

The Company’s primary business is conducted through its subsidiary, First Capital Venture Co., whose subsidiary, Diamond CBD, Inc. (“Diamond CBD”) is engaged in the development and sales of hemp-derived CBD oil containing products. Generically, products containing hemp-derived CBD are sold as dietary supplements.

Hemp-derived CBD is distinguishable from CBD derived from marijuana. Hemp-derived CBD contains not more than 0.3 percent of THC, while marijuana contains in excess of this amount. Marijuana is regulated under the Controlled Substances Act. We do not believe that our hemp-derived CBD products are regulated under the Controlled Substances Act, but under the Agricultural Act of 2018, known as the “Farm Bill”.

3

The 2018 Farm Bill allows for the interstate sale and transfer of hemp-derived products for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law. The Farm Bill ensures that any cannabinoid—components of CBD —that is derived from hemp will be legal, if that hemp is produced in a manner consistent with the Farm Bill, associated federal regulations, associated state regulations, and by a licensed grower as defined in the Farm Bill.

The Company believes that all products produced and marketed by it, are in compliance with the Farm Bill and all other federal and state law and regulation. Please see "Government Regulation," below.

Diamond CBD’s products are marketed under 15 brand names, including “Diamond CBD”, “Chill”, “Relax”, “MediPets” and the premium “Meds BioTech” label, as well as many others. In total, Diamond CBD offers over 800 products in variations by flavor, concentration and size that are sold over a nationwide distribution network of over 550 distributors and resellers that sell to thousands of brick-and-mortar retailers and online merchants. The overall product line, because of its size, is constantly in flux as new products are added and products are culled based on several factors including, but not limited to, consumer acceptance, inventory levels, and replacement as the result of incremental improvement.

While most of Diamond CBD’s products are geared to human health and wellness, its “MediPets” product line is a 100% natural and organic cannabinoid oil-based health and wellness solution for dogs and cats. Along with the company’s Pet CBD Food for small, medium, large dogs and cats, these products offer pet owners a new way to support their pet’s mood and wellness in a non-invasive, non-toxic way. The global pet care industry is expected to reach $110 billion in 2017, according to Euromonitor Research (The State Of Global Pet Care: Trends And Growth Opportunities, September 2017). Technavio, a leading market research firm, recently analyzed the global pet care industry and forecasted a CAGR of 5% between 2016-2020 (Global Pet Dietary Supplements Market 2018-2022, March 2018). According to that report, rising pet ownership combined with increased consumer spending on premium natural and organic pet care products are fundamental factors driving that growth.

Diamond CBD also offers for sale a majority of its products direct to consumers via its website, http://www.diamondcbd.com/.

Diamond DBD’s products are grouped in the following categories:

•	Flavored and unflavored CBD oils in varying concentrations
•	Vaping pens and additives
•	Edibles such as chewable “gummies”, crumble “dabs”, and other edible forms
•	Beverage energy/relaxation “shots”
•	CBD topical application creams in varying concentrations (including the premium “Meds BioTech” brand)
•	Pet (dog and cat) wellness products in various dosages and delivery formats (the “MediPets” brand)

Consumer markets served by Diamond CBD are extensive. In terms of geography, the products are sold wherever legal and the Company stipulates to its distribution channels that the products may only be sold to end-user persons eighteen years of age or older (See Item 1A “Risk Factors” for a further explanation of the laws regarding the sale of hemp-derived CBD products). Initially the Company focused distribution on market segments receptive to hemp-derived CBD products, such as vape shops and various countercultural focused retail outlets. Distribution was greatly expanded throughout 2017 and 2018 as the result of investment in new products and channel marketing (e.g., product catalogues and sell sheets, trade show and conference attendance, channel specific sales force), resulting in a vast broadening of distribution footprint and accelerated market growth, market penetration and revenue generation. For example, with the addition of specialized product lines, such as Meds BioTech and MediPets, the Company has been able to enter into new market segments such as vitamin/supplement shops, fitness centers, wellness practitioners of various disciplines, pet supply stores, and veterinary channels.

The strategic intent of the marketing plan in 2017 and 2018, has been to create a defendable “marketing wall” around distribution channels and retail outlets to keep competition out. The Company has spent over $11,000,000 in sales and marketing in 2017 and in 2018 combined. In parallel with distribution strategies, the Company has embraced various cause-related marketing initiatives in association with non-profit entities in order to position itself as socially conscious. Diamond CBD is engaged in select target market consumer awareness and brand preference campaigns, and is launching in 2019, two new national sales programs, one to educate and sell its products to consumers in shopping malls, and one to sell its products directly to brick-and-mortar resellers in metro markets in Florida via a fleet of mobile sales vans stocked with displays and product for immediate placement.

4

New Product Pipeline and Scientific Advisory Board

In July 2017, Diamond CBD initiated the formation of its “Scientific Advisory Board” which as of the date of this report is comprised of several physicians representing a variety of practice disciplines. The Scientific Advisory Board is charged with exploring the health and wellness benefits of hemp-derived CBD oil, its uses, and potential new applications. Costs incurred by the Scientific Advisory Board are reimbursed to the individual members on a monthly basis as they occur. The Company’s Chief Medical Officer, Richard Goulding, M.D., serves as Chairman of the Scientific Advisory Board.

The following are the biographies of current active members of the Scientific Advisory Board:

Dr. Richard E. Goulding, M.D., Chief Medical Officer, Chairman of the Scientific Advisory Board. Dr. Goulding was board certified by the American Board of Otolaryngology in 1985. Since 1984, he has maintained a private practice, and has served as the Chief of Otolaryngology, Holmes Regional Medical Center, Melbourne, Florida., attending Physician at: Humana Hospital, Sebastian, Deveraux Children's Hospital, Melbourne, Sea Pines Rehabilitation Hospital, Palm Bay, Florida, Palm Bay Community Hospital, Palm Bay, Florida, and Holmes Regional Medical Center, Melbourne, Florida. Dr. Goulding is a member of: American Academy of Otolaryngology, American Academy of Facial Plastics & Reconstructive Surgery, Florida Society of Otolaryngology, American Medical Association and American Academy of Otolaryngic Allergy. Dr. Goulding graduated, with honors, in 1975 from the University of Florida and received his Doctor of Medicine in 1979 from Loyola University of Chicago.

Dr. Feldbaum is certified in vascular surgery by the American Board of Surgery. He completed a surgical residency at Montefiore Medical Center/Albert Einstein College of Medicine in New York City, as well as a vascular surgery fellowship at the Carolinas Heart Institute in North Carolina. Dr. Feldbaum is affiliated with the Memorial Healthcare System and the Westside Regional Medical Center both in Hollywood, Florida, and is also a member of the voluntary faculty clinical instructor of surgery at the University of Miami School of Medicine.

Each member of the Scientific Advisory Board has been issued 500,000 to 1,000,000 shares of restricted common stock of the Company for their participation, and are paid in cash a per diem for attendance per meeting of the Scientific Advisory Board, plus any out-of-pocket expenses.

Product Formulation and Production

Diamond CBD uses its commercial suppliers and contract manufacturers for its product research and development, formulation, quality testing, production and packaging. These suppliers and manufacturers hold, as required, the necessary regulatory and other licenses/permits specific to each one’s activity. Our primary contract manufacturer is White Label Liquid of Daytona Beach, Florida. Diamond CBD outsources fulfillment as well. The Company has adopted a drop shipment fulfillment model that allows the third-party supplier to ship the merchandise directly to each customer. Therefore, we do not hold any inventory. Any and all raw materials constituting active ingredients in its products are routinely tested by a third-party laboratory for purity and consistency of active ingredient concentrations. The Company owns its own propriety formulas for all its products, which it regards as trade secrets (the Company does not own any patents nor has any pending), and continuously is engaged in both new product development and product incremental improvement with its suppliers. New product development and incremental improvement costs are absorbed by each respective supplier as part of their overhead in providing services to the Company.

Sales Channels

In addition to selling its products directly to consumers from its website, Diamond CBD, and indirectly the Company, depends upon its network of distributors and resellers to represent its product in various markets. The Company has over 500 distributors across the U.S. that distribute to thousands of points of retail distribution. No single distributor represents more than 10% of the Company’s aggregate sales volume. The Company is continuously evaluating the performance of its distributors and sales channels and periodically restructures or updates its agreements and methods of distribution.

5

The Markets for Our Products

Market research firm, Brightfield Group, estimates that the CBD oil industry is growing at a rate of 55% year over year and projects that the U.S. domestic market for CBD oil products will total a minimum of $1 billion by 2020 (Forbes, August 23, 2017).

The growth of the market shows that hemp-derived CBD products are becoming “mainstream” as consumers increasingly perceive them as providing wellness benefits.

Competition

Currently, in the United States, there are no businesses that can demonstrate or claim a dominant market share of the growing CBD products market. Competition, outside those companies that provide over .03 percent THC containing CBD in states where that is allowed under state law, is limited to numerous brands with geocentric distribution footprints. Overall, there are no major pharmaceutical manufacturing companies marketing general purpose CBD products into the overall CBD market at this time, although the Company is expecting such an entry in the future. Competition also includes many small regional marketers/packagers of CBD oil containing products that have limited distribution and economic resources.

Employees

The Company has 13 full-time employees.

Patents and Trademarks

The Company holds trademark, “PotNetwork”, under U.S. registration number 86860539, registered on January 31, 2017, and expiring on January 31, 2027. It is used by the Company in its own branding and that of its website, PotNetwork.com.

The Company holds no patents, nor at this time, has any patent pending.

Government Regulation

I. Controlled Substances Act and Agriculture Improvement Act

The Agriculture Improvement Act of 2018 (“AIA” or “the Act”) exempted hemp-derived cannabidiol products (“hemp-derived CBD products”) from the federal Controlled Substances Act (“CSA”). Specifically, the AIA, also known as the Farm Bill of 2018, established a legal definition of “hemp”: the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol [∆-9 THC] concentration of not more than 0.3 percent on a dry weight basis.

The Act amends the CSA to exclude “hemp” from the definition of “marihuana.” It also amended the CSA to exclude THC found in “hemp” from the “tetrahydrocannabinols” listed in Schedule I. Therefore, hemp-derived CBD products that contain less than less than 0.3% of 9∆-THC, such as those marketed by PotNetwork, are not controlled substances under the CSA. These amendments to the CSA took immediate effect on December 20, 2018.

By way of background, the CSA establishes five “schedules” into which a substance with abuse potential may be classified. Substances that fall under any one of the five schedules are subject to various requirements and restrictions enforced by the U.S. Drug Enforcement Administration (“DEA”). The most restrictive is Schedule I, which is reserved for those substances having a high potential for abuse that do not have a currently accepted medical use, and that lack accepted safety for use under medical supervision.

6

Marijuana has long been classified under Schedule I. Previously, DEA took the position that CBD met the expansive definition of “marijuana”, which made it subject to Schedule I as well. Specifically, DEA created a code number in Schedule I for “marihuana extract,” defined as “an extract containing one or more cannabinoids that has been derived from any plant of the genus Cannabis, other than the separated resin (whether crude or purified) obtained from the plant.” DEA made clear that the agency considered CBD to fall within the definition of “marihuana extract” (and to therefore be a Schedule I substance) if the CBD came from the part of the cannabis plant that is included within the definition of “marijuana.”

The passage of the AIA confirms that hemp-derived CBD products are now excluded from the CSA. As noted above, the AIA amended the definition of “marihuana” as follows:

(A) Subject to subparagraph (B), the term ‘marihuana’ means all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds to resin.

(B) The term ‘marihuana’ does not include—

(i) hemp, as defined in section 297A of the Agricultural Marketing Act of 1946.

II. Limits of the AIA

Although the AIA removed “hemp” from the CSA, the Act has limitations.

a. Products containing more than 0.3% of 9∆-THC still subject to the CSA.

Notably, the AIA’s exclusion of “hemp” from the CSA definition of “marihuana” is limited to those parts, derivatives, or extracts of the plant containing less than 0.3% of 9∆-THC. Parts, derivatives, and extracts containing levels of 9∆-THC greater than 0.3% meet the definition of marihuana and are subject to the CSA. Consequently, manufacturers and distributors of CBD products must be prudent with respect to verifying the levels of 9∆-THC in products.

b. Hemp production and cultivation restrictions

The AIA requires the establishment of a shared Federal-state program to regulate the cultivation and production of hemp. The USDA is actively engaged in rulemaking efforts to implement these requirements and state laws are evolving in response. Our Company is not involved in the cultivation or production of hemp; however, we recognize that new rules will impact the industry as a whole and we are closely monitoring the USDA’s rulemaking efforts.

c. Hemp-derived CBD remains subject to FDA regulatory authority

Further, The Federal Food, Drug and Cosmetic Act (“FDCA”) and the AIA authorize the FDA to regulate the marketing and distribution of hemp products in interstate commerce that are intended for consumption, including topical use. Pursuant to its jurisdiction, FDA may regulate hemp as a feed, food, dietary supplement, cosmetic or drug depending on the intended use of the hemp and whether the hemp is otherwise a permissible ingredient for a particular intended use. The AIA expressly preserves the FDA’s authority over “hemp” that is intended to be used as a drug, device, cosmetic, food (including animal food), dietary supplement, or tobacco product.

Generally, hemp-derived CBD products that are intended for ingestion and intended to support the normal function/structure of the body or added as an ingredient in food, may be considered a dietary supplement or conventional food under the FDCA. However, FDA has taken the position through advisory Warning Letters that CBD products are precluded from being marketed as dietary supplements or as food because CBD is subject to statutory exclusions designed to protect the integrity of the drug approval process.

7

Specifically, the statutory definition of a “dietary supplement” excludes an “article” that has been approved as a drug under section 505 of the FDCA. The term “dietary supplement” also excludes “an article” if (1) it has been authorized for investigation as a new drug; (2) substantial clinical investigations have been instituted on the article and their existence made public; and (3) it was not marketed as a food or dietary supplement prior to being authorized for investigation as a new drug. For purposes of this exclusion, the FDA has interpreted “authorized for investigation as a new drug” to mean that an Investigational New Drug application (“IND”) has been submitted for the active ingredient or active moiety.

FDA has taken the position that hemp-derived CBD cannot be marketed as dietary supplement because a CBD isolate has been approved as a drug, Epidiolex, and prior to approval, was subject to substantial clinical investigations under an IND. Further, FDA has stated that it has not been provided with the evidence needed to overcome this exclusion. The FDA asserts this same position with regard to products marketed as food under a separate, but identical, statutory provision applicable to “food” broadly. As such, FDA takes the position that hemp-derived CBD products intended for ingestion may be adulterated.

That being said, FDA has yet to take enforcement action against CBD products and has initiated a regulatory process to determine whether there is a regulatory pathway to permit the marketing of these products. Indeed, FDA in recognizing the significant increase in hemp-derived CBD products on the market, the Agency held a public meeting on May 31, 2019 requesting scientific information and data regarding the safety, manufacturing, product quality, marketing, labeling, and sale of products containing hemp-derived CBD. It further requested that comments be filed with the agency by July 2, 2019. This meeting and request for comments signaled FDA’s intent to consider various regulatory options for CBD products, including but not limited to (1) requiring companies to seek approval to market such product; (2) issuing regulations setting forth the conditions which such products may be marketed in food and dietary supplements; or (3) prohibiting the use of hemp-derived CBD in foods and dietary supplements. With that said, there is significant regulatory uncertainty around this category which makes it difficult to predict the likely outcome of this process FDA has initiated.

d. Hemp-derived CBD products are subject to regulation on the state level.

Although the AIA provided clarity regarding the status of hemp-derived CBD under the federal CSA, the AIA did not address the myriad of state laws and regulations governing such products. For example, hemp-derived CBD still meets the definition of a controlled substance under certain laws.

FDA Warning Letter

PotNetwork Holdings received a Warning Letter from the U.S. Food and Drug Administration on March 28, 2019 related to the marketing of CBD products by Diamond CBD, a subsidiary of the Company.

First, FDA alleged that some claims made by Diamond CBD on its website established that the products were unapproved new drugs. Specifically, FDA stated that the claims suggested that the products were intended to cure, mitigate, treat, or prevent disease, the definition of a drug under section 201(g)(1)(B) of the FDCA. These claims included references to clinical studies on CBD demonstrating health benefits for patients with certain diseases, including Alzheimer’s and diabetes. Based on these claims, the FDA considered the products to be unapproved new drugs in violation of the FDCA.

Next, FDA alleged that the products cannot lawfully be marketed as a dietary supplement because the Agency has concluded that CBD is excluded from the definition of a dietary supplement. Specifically, the section 201(ff)(3)(B)(i) and (ii) of the FDCA excludes from the definition of “dietary supplement” articles that are active ingredients in drugs or for which substantial investigations as a drug have commenced if the substances were not marketed as food or dietary supplements prior to the approval of the drug or commencement of the investigation. CBD isolate is the active ingredient in the approved drug, Epidiolex, and substantial clinical investigations have been conducted under IND. FDA has taken the position that there is no evidence that CBD was marketed as a food and dietary supplement prior to the approval or investigation of these drugs and, therefore, the hemp-derived CBD products do not meet the definition of a dietary supplement. Consequently, such products may violate the FDCA.

8

Finally, 301(ll) of the FDCA prohibits food from containing an approved drug or drug for which substantial clinical investigations have been instituted unless such drug was marketed as food prior to the approval of the drug or institution of the clinical investigation. As discussed, FDA has taken the position that there is no evidence that CBD was not marketed as food prior to substantial clinical investigations on CBD conducted under IND were made public. The Warning Letter states that the Diamond CBD products containing a Nutrition Facts panel are not appropriately marketed because the presence of CBD excludes the product from being marketed as a food. Consequently, such products may violate the FDCA.

PotNetwork has taken significant steps to respond to FDA concerns enumerated in the March 28, 2019 Warning Letter. Diamond CBD has removed all claims from the website that are referenced in the Warning Letter has suggesting that the hemp-derived CBD products are intended to be used as a drug. PotNetwork also retained Venable LLP to serve as regulatory counsel. At counsel’s instruction, Diamond CBD has also removed other claims in an effort to ensure compliance with the FDCA and be responsive to FDA’s concerns.

Additionally, counsel provided a written response to the Warning Letter on April 30, 2019 identifying the changes implemented by Diamond CBD and responding to the allegations related to CBD prohibition in a dietary supplement. As of date of this filing, PotNetwork has not received a response from the Agency. Nor has it been the subject of any other enforcement action.

Importantly, the Letter did not state or imply any consumer or other complaint relating to any of Company’s products in terms of their purity, quality, or safety.

Please see further Item 1A. Risk Factors, set forth below.

ITEM 1A. RISK FACTORS

An investment in our common stock involves a high degree of risk. An investor should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.

Our industry may become subject to expanded regulation and increased enforcement by the Food and Drug Administration (FDA) and the Federal Trade Commission (FTC)

The FDA under the Federal Food, Drug, and Cosmetic Act regulates the formulation, manufacturing, packaging, labeling, and distribution of food, dietary supplements, drugs, cosmetic, medical devices, biologics, and tobacco products. Our hemp-derived CBD products are not intended to be drugs. Accordingly, we have not been required to obtain FDA approval for our existing hemp-derived CBD products. Moreover, the regulatory status of hemp-derived CBD products are in a state of flux as FDA attempts to determine the appropriate manner in which to regulate these products. Thus, the regulatory approach is still evolving and we may be required to seek FDA’s approval to market food and dietary supplements containing hemp-derived CBD. It is also possible that FDA may simply issue a regulation setting forth the conditions in which such products may be marketed, or it may simply prohibit these products. However, because FDA’s regulatory process is in its infancy, we cannot predict the likely outcome. (See preceding Section, “Government Regulation”.) In addition, the FTC under the Federal Trade Commission Act (“FTC Act”) requires that product advertising is truthful, substantiated and non-misleading. We believe that our advertising meets these requirements. However, the FTC may bring a challenge at any time to evaluate our compliance with the FTC Act.

As disclosed herein, our Company received a Warning Letter from the FDA and the FTC regarding the advertising and labeling claims for our products. FDA also takes the position that certain ingestible products containing CBD may only be marketed if approved as a “drug.” Although we dispute the issues identified by FDA and FTC, we have adjusted the advertising and labeling claims raised in the letter to be in material compliance with the FDCA and the FTC Act.

9

Despite our corrective actions in response to the Warning Letter, as a Company regulated by the FDA and the FTC, we may be subject to enforcement actions by either agency. Enforcement actions by FDA may include a seizure of our products, an injunction issued by a federal court preventing us from selling our products, civil monetary penalties, or, in egregious circumstances, criminal prosecution. The potential enforcement actions that may be taken by the FTC include an injunction in a Federal District Court, an Administrative Cease and Desist Order, or civil monetary penalties. Finally, it is possible that FDA may decide to prohibit the use of hemp-derived CBD in foods and/or dietary supplements.

We have a limited operating history and operate in a new industry, and we may not succeed.

The consumer products business is a highly competitive and risky business, and such competition from companies much bigger than us could adversely affect our operating results.

We compete with many national, regional and local businesses. We could experience increased competition from existing or new companies in our channel, which could create increasing pressures to grow ours. If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of channel share, which would have an adverse effect on our operating results. Other factors that could affect our business are:

•	Consumer tastes
•	National, regional or local economic conditions
•	Disposable purchasing power
•	Demographic trends; and
•	The price of special ingredients that go into our products.

Increases in the cost of ingredients, labor and other costs could adversely affect our operating results.

Our principal products contain hemp-derived CBD oil. Increases in the cost of ingredients in our products could have a material adverse effect on our operating results. Significant price increases, market conditions, weather, acts of God and other disasters could materially affect our operating results. An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Many of the factors affecting costs are beyond our control and we may not be able to pass along these increased costs to our customers.

We do not have long-term contracts with many of our suppliers, and as a result they could seek to increase prices or fail to deliver.

We typically do not rely on written contracts or long-term arrangements with our suppliers. Although we have not experienced significant problems with our suppliers, our suppliers may implement significant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could have a material adverse effect on our operating results.

Any prolonged disruption in the operations of any of our packaging facilities could harm our business.

Any prolonged disruption in the operations of any facilities that perform our packaging, whether due to technical or labor difficulties, destruction or damage to the facility, real estate issues or other reasons, could result in increased costs and reduced revenues and our profitability and business results could be harmed.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our ability to successfully grow our brand depends on our ability to attract and retain professionals with talent, integrity, enthusiasm and loyalty to our corporate team. If we are unable to attract or retain key personnel, our profitability and growth potential could be harmed.

10

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend in large part on our brand and branded products as well as on our proprietary processes and believe that they are very important to our business. We rely on a combination of trademarks, copyrights, trade secrets and similar intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered, or will register, certain trademarks in the United States and may elsewhere. We may not be able to adequately protect our trademarks and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and business results regardless of whether we are able to successfully enforce our rights.

Our annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond our control, which could adversely affect our ability to satisfy our debt obligations as they become due.

Our sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

•	Variations in the timing and volume of our sales
•	The timing of expenditures in anticipation of future sales
•	Sales promotions by us and our competitors
•	Changes in competitive and economic conditions generally
•	Foreign currency exposure

Consequently, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future. The Company’s operating results may vary. We may incur net losses. The Company expects to experience variability in its revenues and net profit. While we intend to implement our business plan to the fullest extent we can, we may experience net losses. Factors expected to contribute to this variability include, among other things:

•	The general economy
•	The regulatory environment pertaining to our products
•	Climate, seasonality and environmental factors
•	Consumer demand
•	Transportation costs
•	Competition in products

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations. We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

•	Cash provided by operating activities
•	Available cash and cash investments
•	Capital raised through debt and equity offerings

11

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects. Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation. In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock. Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our stock price has been extremely volatile, and our common stock is not listed on a national stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock as has been historically volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors. Further, our common stock is not listed on a national stock exchange; we intend to list the common stock on a national stock exchange once we meet the entry criteria. An active public market for our common stock currently exists on the OTC Markets (www.otcmarkets.com) but may not be sustained. Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

Among the factors that could affect our stock price are:

•	Industry trends and the business situation of our suppliers
•	Actual or anticipated fluctuations in our quarterly financial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors
•	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results
•	Announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors
•	Regulatory and legislative developments
•	Litigation
•	General market conditions
•	Other domestic and international macroeconomic factors unrelated to our performance
•	Changes in key personnel

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time, or a substantial portion of our total outstanding shares of preferred stock may be converted to common stock and sold into the market at any time. Some of these shares are owned by the management of the Company, and we believe that such holders have no current intention to either convert their preferred stock into common stock or to sell a significant number of shares of their common stock into the market. If all of the major stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop significantly, even if our business is performing well.

12

Our financial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies.

The success of our new and existing products and services is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product enhancements and new products. We cannot assure you that we will achieve market acceptance for all of our products, or of new products that we may offer in the future. Moreover, these new products may be subject to significant competition with offerings by new and existing competitors. In addition, new products and enhancements may pose a variety of challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products or enhancements could seriously harm our business, financial condition and results of operations.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our products by consumers. Although we believe that our products in the United States are gaining increasing consumer acceptance, we cannot predict that this trend will continue in the future.

As we expand our operations, we may be unable to successfully manage our future growth.

Since inception, our business has grown. This growth has placed substantial strain on our management, operational, financial and other resources. If we are able to continue expanding our operations in the United States and in other countries where we believe our products will be successful, as planned, we may experience periods of rapid growth, which will require additional resources. Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. In addition, we will need to expand the scope of our infrastructure and our physical resources. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer (“D&O”) insurance. Our lack of insurance may also make it difficult for us to retain and attract talented and skilled directors and officers. While we intend to apply for D&O insurance, we cannot guarantee that such application will be accepted.

Despite our significant efforts in product quality control, we face risks of litigation from customers and others in the ordinary course of business, which may divert our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations.

Claims of illness or injury relating to product quality or handling are common in the consumer products industry. While we believe our processes and high standards of quality control will minimize these instances, there is always a risk of occurrence, and so despite our best efforts to regulate quality control, litigation may occur. In that event, our financial condition, operating results and cash flows could be harmed.

13

From time to time we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date we have no directors and officers liability (“D&O”) insurance to cover such risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company. While we intend to attempt to obtain such insurance, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur. While neither Colorado law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Colorado law. Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Our prior operating results may not be indicative of our future results.

You should not consider prior operating results with respect to revenues, net income or any other measure to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to sell our products to new customers. Our future operating results will depend upon many other factors, including:

•	The level of product and price competition,
•	Our success in expanding our distribution network and managing our growth,
•	Our ability to develop and market product enhancements and new products,
•	The timing of product enhancements, activities of and acquisitions by competitors,
•	The ability to hire additional qualified employees, and
•	The timing of such hiring and our ability to control costs.

Our current Board of Directors consists of only one person

Gary Blum is our sole director.

We do not have any outside Board Directors which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists of only one director, which means that we have no outside or independent directors. The lack of independent directors may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence. For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks. Furthermore, the lack of independent directors creates the potential for conflicts between management and the diligent independent decision-making process of the Board. Furthermore, our lack of outside directors deprives our company of the benefits of various viewpoints and experience when confronting the challenges we face. With no independent director sitting on the Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

Requirements associated with being a reporting public company will require significant company resources and management attention.

We have filed a Form 10 registration statement with the U.S. Securities and Exchange Commission (“SEC”). Once the Form 10 becomes effective, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC reporting company. These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting. However, we cannot provide assurances that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for the Company and will require the time and attention of management and may require the hiring of additional personnel and legal, audit and other professionals. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

14

Our preferred shareholders have voting control.

The holders of our Series A Preferred Stock have voting control over the Company. As a result, they have the ability to control substantially all matters submitted to our stockholders for approval including:

•	Election of our board of directors;
•	Removal of any of our directors;
•	Amendment of our articles of incorporation or bylaws; and
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, each share of Class A preferred stock is convertible into 0.01% of the total number of shares of Common Stock outstanding at the Conversion Time. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Based on the preceding and upon a total quantity of issued and outstanding shares as of June 30, 2019 of 700,706,621, each share of Class A preferred stock is convertible into 70,071 shares of common stock. As a result, if each of the two Class A preferred shareholders listed were able to convert 100% of each’s Class A preferred stock, Kevin Hagen, who holds 20,742 Class A preferred shares, would receive 1,453,412,682 shares of common stock; and Elinor Taieb, who holds 13 , 547 Class A preferred shares, would receive 949 , 251 , 837 shares of common stock.

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Our articles of incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders. The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock. Any such authorized class of preferred stock may have a liquidation preference - a pre-set distribution in the event of a liquidation - that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders. In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by affiliates). We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

15

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders’ interests in the Company and could depress our stock price.

Our Articles of Incorporation authorize 1,000,000,000 shares of common stock, of which 626,656,621 were outstanding as of December 31, 2018 and 700,706,621 are outstanding on June 30, 2019; 50,000 shares of series A preferred stock, of which 39,839 shares were outstanding as of December 31, 2018, and 34,289 are outstanding on June 30, 2019. Moreover, our Board of Directors is authorized to issue additional shares of our common stock and preferred stock. Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer to deliver to its customers a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market prior to carrying out a transaction in a penny stock not otherwise exempt from the rules. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

16

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Plan of Operations (“MD&A”) is intended to help you understand our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our consolidated financial statements and the accompanying notes to consolidated financial statements and contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

PotNetwork Holdings, Inc., (the “Company” or the “Registrant”) was originally incorporated in Nevada in 1996 as H P Capital Corp. The Company redomiciled in Wyoming in 2004 and changed its name to My Medical CD, Ltd. In 2017, the Company redomiciled in Colorado, and changed its name to PotNetwork Holdings, Inc. The Company’s primary operational business is conducted through its subsidiary, First Capital Venture Co., whose subsidiary, Diamond CBD, Inc. (“Diamond CBD”) is engaged in the development and sales of hemp-derived CBD oil containing products.

Results of Operations during the year ended December 31, 2018 as compared to the year ended December 31, 2017

For the years ended December 31, 2018 and December 31, 2017, we generated revenues of $25,583,761 and $14,388,204, respectively, a 78% increase year over year. At year-end 2017, the Company was marketing 106 products under its various brand names. At year-end 2018, as the result of the addition of over 500 new items and SKU’s of existing products, the Company was marketing over 600 under its various brands. The increase is attributable to increased marketing expenditures, an expanded product line and an increase in sales personnel. Sales and marketing expenses increased from $3,491,555 for the year ended December 31, 2017 to $7,894,819 for the year ended December 31, 2018, an increase of 126%. General advertising expense increased from $577,586 to $1,967,766 year-over-year, an increase of 240%, and trade show expenses increased from $1,935,458 to $3,491.555 year-over-year, an increase of 63%. Additionally, in 2018, the Company invested $712,515 in direct marketing, and incurred an increase in merchant services expenses from $460,423 to $700,866. General and administrative expenses rose from $735,175 to $811,420 during the same period for an increase of 10%, primarily due to an increase in payroll during the period. As the Company continues to increase revenues in 2019, it is anticipated that overall expenses will continue to increase specific to marketing and increased payroll or related expense.

Our Gross Profit from the sale of all products for the year ended December 31, 2018 and December 31, 2017 was $8,959,433 and $5,069,933 respectively, or a slight reduction from 35.24% to 35.02%. Continued growth of the consumer market for CBD products and anticipated increases in competition are anticipated to continue to create pressure on gross profit margins. Conversely, the expanded market is creating beneficial price fluctuations in the costs of ingredients as sources of supply expand which we believe will enable us to sustain comparable margins in the year ahead.

Our Net Profit for the year ended December 31, 2018 and December 31, 2017 decreased from $301,603 to $242,634, a decrease of 19.6%, as a substantial portion of gross profit was reinvested into sales and marketing.

Liquidity and Capital Resources

As of December 31, 2018, we had $5,214,530 in total assets including cash and cash equivalents of $584,425 and $4,289,928 in advances to the Company’s drop shipper and accounts receivable of $119,274 , as compared to $1,806,343 in total assets including of cash and cash equivalents of $254,571 and  $1,160,653 in advances to the Company’s drop shipper and $138,341 accounts receivable as of December 31, 2017. The increase in advances is attributable to the adoption of the drop ship fulfillment model wherein advances are prepaid to the drop shipper. At December 31, 2018, unused advances paid to the drop shipper totaled $4,289,928, prepaid other expenses were $220,901 including $150,000 in prepayments for advertising material production, plus prepaid trade show expenses.

17

As of December 31, 2018, we had total liabilities of $4,082,195 consisting of accounts payable of $469,821, notes payable of $3,573,974 and an amount due a third party of $38,400. As of December 31, 2017, we had total liabilities of $2,171,978 including accounts payable of $270,980 and notes payable of $1,655,624 and an amount due a third party of $245,374. The increase in accounts payable is commensurate with our increase in revenue. Notes paya ble increased due to the Company sellng a total of $2,225,000 in convertible notes during 2018. The reduction in the amount due to third parties between 2018 and 2017 is due to the conversion by two third parties of two 2016 convertible promissory notes in their entirety, leaving only the aggregate $38,400 balance at the end of 2018 (See Note 10 of the “Notes to the Financial Statements”). The remaining amount due third parties pertains to those two certain convertible promissory notes that are disputed and cited in the court cases described in Note 12 of the “Notes to the Financial Statements”.

Cash Flow from Operating Activities

Net cash from operations for the year ended December 31, 2018 was $(925,483) as compared to ($117,910) for the year ended December 31, 2017.

Cash Flow from Investing Activities

Net cash provided by investing activities for the year ended December 31, 2018 was $1,255,336 as compared to $224,841 for the year ended December 31, 2017.

Cash Flow from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2018 was $0 as compared to $0 for the years ended December 31, 2017.

Results of Operations during the three-months ended March 31, 2019 as compared to the period ended March 31, 2018.

For the three-month period ended March 31, 2019 and March 31, 2018, we generated revenues of $6,183,000 and $6,284,000, respectively, a 1.6% decrease year over year. Sales and marketing expenses increased from $2,084,000 for three-month period ended March 31, 2018 to $2,174,000 for the three-month period ended March 31, 2019, an increase of 4.1%.

Our Gross Profit from the sale of all products for the three-month period ended March 31, 2019 and March 31, 2018 was $2,547,000 and $2,512,000 respectively, or a slight increase from 40% to 41.2%. Continued growth of the consumer market for CBD products and anticipated increases in competition are anticipated to continue to create pressure on gross profit margins. Conversely, the expanded market is creating beneficial price fluctuations in the costs of ingredients as sources of supply expand which we believe will enable us to sustain comparable margins in the year ahead.

Our Net Profit for the three-month period ended March 31, 2019 and March 31, 2018 decreased from $193,000 to $51,000, a decrease of 73.6%, attributable to an increase sales and marketing expense and an increase in interest expense from $4,000 to $78,000 for the period.

Liquidity and Capital Resources

As of March 31, 2019, we had $5,004,000 in total assets including cash and cash equivalents of $562,000 and $4,442,000 in advances and accounts receivable, as compared to $5,214,000 in total assets including of cash and cash equivalents of $584,000 and $4,630,000 in advances and accounts receivable as of December 31, 2018, a year over year decrease of 4%.

As of March 31, 2019, we had total liabilities of $3,822,000 consisting of accounts payable of $131,000, notes payable of $3,652,000 and an amount due a third party of $39,000. As of December 31, 2018, we had total liabilities of $4,081,000 including accounts payable of $469,000 and notes payable of $3,574,000 and an amount due a third party of $38,000, an overall year over year decrease of 6.3%.

Cash Flow from Operating Activities

Net cash from operations for the three-month period ended March 31, 2019 was $353,000 as compared to $1,018,00 for the same period in 2018.

Cash Flow from Investing Activities

Net cash provided by investing activities for the three-month period ended March 31, 2019 was $0 as compared to ($1,050,000) for the same period in 2018.

Cash Flow from Financing Activities

Net cash provided by financing activities for the three-month period ended March 31, 2019 was $0 as compared to $0 for the same period in 2018.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

18

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared under accounting principle generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of significant accounting policies is included in Note 2 to the consolidated financial statements included in this Registration Statement. Of these policies, we believe that the following items are the most critical in preparing our financial statements.

USE OF ESTIMATES: Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

REVENUE RECOGNITION – DIAMOND CBD BUSINESS

Revenue from sale of goods is measured at fair value of the consideration received or receivable and is recognized in the statement of comprehensive income of the Company when significant risks and rewards of the ownership of the goods have been transferred to the buyers

CASH AND CASH EQUIVALENTS: Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

PROPERTY AND EQUIPMENT: Property and equipment are stated at the written-down value [that is, after deducting depreciation from the cost]. The Company adapted the depreciation rates as provided in the IRS publications, using the Modified Accelerated Cost Recovery System (MACRS). Computers and office equipment are considered as 5-year property. Office furniture and fixtures are 7-year property in MACRS and apply the 200% declining balance method over a GDS recovery period. Wherever possible, section 179 depreciation is also applied.

Most Recent accounting pronouncements

Refer to Note 2 in the accompanying consolidated financial statements.

Impact of Most Recent Accounting Pronouncements

There were no recent accounting pronouncements that have had a material effect on the Company’s financial position or results of operations.

ITEM 3. PROPERTIES

We maintain our offices at 3531 Griffin Road, Fort Lauderdale, FL 33312. The space is provided to the Company at no cost by Kevin Hagen, the president of our wholly owned subsidiary First Capital Venture Co.

19

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 30, 2019, we had 700,706,621 common shares outstanding. The following table sets forth certain information regarding our shares of common stock beneficially owned as of June 30, 2019, for (i) each stockholder known to be the beneficial owner of five percent (5%) or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this Form 10. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Common Stock	Direct	Indirect	Total	Percentage of Class (1)
Name and Address of Beneficial Owner (2)
Executive Officers and Directors
Common Stock
Gary Blum	-0-	-0-	-0-	-0-%
Kevin Hagen	27,750,000	-0-	27,750,000	3.96%
Officers and Directors as a Group	27,750,000	-0-	27,750,000	3.96%

Other 5% Holders
Elinor Taieb	84,651,438	-0-	64,651,438	9.23%

Class A Preferred Stock (3)	Direct	Indirect	Total	Percentage of Class
Kevin Hagen	20,742	-0-	20,742	60.49%
Elinor Taieb	13,547	-0-	13,547	39.51%

____________

(1)	Based on a total of issued and outstanding shares as of June 30, 2019 of 700,706,621.
(2)	The address of each officer is 3531 Griffin Road, Fort Lauderdale, FL 33312
(3)

Each share of Class A preferred stock is convertible into 0.01% of the total number of shares of Common Stock outstanding at the Conversion Time. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Based on the preceding and upon a total quantity of issued and outstanding shares as of June 30, 2019 of 700,706,621, each share of Class A preferred stock is convertible into 70,071 shares of common stock. As a result, if each of the two Class A preferred shareholders listed were able to convert 100% of each’s Class A preferred stock, Kevin Hagen, who holds 20,742 Class A preferred shares, would receive 1,453,412,682 shares of common stock; and Elinor Taieb, who holds 13,547 Class A preferred shares, would receive 949,251,837 shares of common stock

20

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS; KEY EMPLOYEES

Our directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until the earlier of their death, retirement, resignation, or removal.

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Title
Gary Blum	78	Director
Kevin Hagen	49	CEO
Murugan Venkat	66	CFO

Gary L. Blum, 78, has been the Chairman of PotNetwork Holdings, Inc. since November 2015 and was its Chief Executive Officer from November 2015 until September 2017. Mr. Blum is also a practicing attorney since 1979 with the Law Offices of Gary L. Blum where his focus is advising a variety of closely held private companies as well as public companies in business, corporate, securities and entertainment law. Mr. Blum has served as a director of Rennova Health, Inc. since October 2017, and, from September 2009 until July 2017, served as the Chairman and CEO of Thunderclap Entertainment, Inc. Mr. Blum received his B.S., Magna Cum Laude, in Mathematics from Loras College in 1962; M.A. in Philosophy from the University of Notre Dame in 1966; and his J.D. and M.B.A. degrees from the University of Southern California Gould School of Law and Marshall School of Business, respectively, in 1978. He has been a member of the California State Bar since 1979.

Kevin Hagen, 49, has been the Chief Executive Officer of PotNetwork Holdings, Inc. since October 25, 2018, and previously since its inception has been the President of First Capital Venture Co., the parent of Diamond CBD, Inc. Mr. Hagen is a practicing attorney with Hagen & Hagen Law Firm with over 22 years of experience. He is also a member of the Florida Bar Association. He completed his BS from University of Florida and JD from Nova Southeastern University.

Murugan Venkat, 66, Ph.D., FCA, was appointed Chief Financial Officer of PotNetwork Holdings, Inc. effective June 10, 2018. Dr. Venkat received his Ph.D. in corporate finance from the University of Madras in India. He is a chartered accountant in India. He began his career as an Associate Professor at IFMR, Chennai. Before moving to United States, his past experiences include (a) 9 years in the public sector undertaking as FA&CAO (Financial Advisor and Chief Accounts Officer); (b) 3 years as the Chief Accountant in a sugar factory; and (c) 3 years as the Controller in a private airline. In South Florida, he worked as the corporate controller for 10 years in a manufacturing company. Since 2018, he is the corporate controller for JMJ Group, Dallas, TX.

Family Relationships

There are no familial relationships among any of our officers or directors. None of our directors or officers is a director in any other reporting companies except as disclosed. The Company is not aware of any proceedings to which any of the Company‚ officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company subsidiaries or has a material interest adverse to it or any of its subsidiaries.

ITEM 6. EXECUTIVE COMPENSATION.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer for services rendered in all capacities for the periods set forth below.

21

Summary Compensation Table

								Nonqualified
							Non-Equity	Deferred
Name and					Stock	Option	Incentive Plan	Compensation	All Other
Principal				Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	Salary		($)	($)	($)	($)	($)	($)	($)

Kevin Hagen	2018	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-

Richard Goulding Former CEO(1)	2018	49,000		-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2017	16,000	(2)	-0-	-0-	-0-	-0-	-0-	-0-	16,000	(2)
	2016	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-

Gary Blum	2018	-0-		-0-	2,000,000	-0-	-0-	-0-	-0-	-0-
Director	2017	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-

__________

(1)	Richard Goulding, M.D., resigned as CEO on October 25, 2018 and was replaced by Kevin Hagen, Esq.
(2)	Represents accrued salary attributed to that period in the employment agreement with Dr. Goulding entered into in July 2018.

Employment Agreements

The Company entered into an employment agreement with Richard Goulding, M.D., prior CEO, on July 9, 2018 retroactive to September 5, 2017, for a period of one year. He was not engaged by the Company prior to that date. Under the terms of the agreement, Dr. Goulding received a base salary, received a initial common stock grant and common stock options. The agreement was expired and was not renewed.

The Company does not have any employment agreements with any of our officers and directors, all of whom have performed services on our behalf for no compensation, including Kevin Hagen, Esq. CEO, and Murugan Venkat, CFO.

Compensation of Directors

Our board of directors has not received any compensation to date.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Related Party Transactions

We maintain our offices at 3531 Griffin Road, Fort Lauderdale, FL 33312. The space is provided to the Company at no cost by Kevin Hagen, our CEO and president of our wholly owned subsidiary First Capital Venture Co.

22

ITEM 8. LEGAL PROCEEDINGS.

The Company is involved in the following legal proceedings, each of which is specific to each plaintiff suing the Company based upon the convertibility of a promissory note. In each case the Company is contesting the validity of the request for conversion of shares pursuant to each such note (each referred to as a “Note”). The following are the case references to each case filed by each of the plaintiffs (collectively, the “Plaintiffs”):

•	Mammoth West Corporation v PotNetwork Holdings Inc., Case No. 17 CH 778, 19th Circuit Court of Lake County, IL. Filed May 26, 2017.

•	Southridge Partners II Limited Partnership vs. SND Auto Group, Inc., Case No. 3:17-cv-01925 US District Court for the District of Connecticut, filed January 5, 2018.

•	J. P. Carey Limited Partners, L.P. v. PotNetwork Holdings, Inc., Case No.3:18-CV-00873-WWE, US District Court for the District of Connecticut, filed May 24, 2018.

Each Plaintiff filed a civil complaint with regard to their rights to convert a specific convertible promissory Note. In each case, the Note was issued not by the Company, but by its predecessor issuer, SND Auto Company Inc. (which predecessor issuer had changed its name before changing it back to SND Auto Group, Inc.). Each Note was issued by SND Auto Company Inc., respectively on June 13, 2016 to Mammoth West Corporation and on July 18, 2016 to Southridge Partners II Limited Partnership, for money paid to SND Auto Company Inc., at a time when SND Auto Company Inc. was the public entity, with sole operations in the automotive industry. (Plaintiff, J. P. Carey Limited Partners, L.P., on March 1, 2018, was a subsequent purchaser of a portion of the Southridge Partners II Limited Partnership Note and conversion rights connected to the amount purchased, which it then attempted to convert on the pre-reorganization terms and conditions of the Note, as more fully defined below.) Subsequent to the issuance of the Notes, on March 14, 2017, SND Auto Company Inc. engaged in a holding company reorganization whereby SND Auto Company Inc., became a subsidiary of the public entity. The holding company reorganization was an express condition of a private company, First Capital Venture Holdings Co., whose acquisition was the principal reason for the reorganization.

The original two Plaintiffs had invested in 2016 in an automotive company, not in the subsequent business of the post reorganization company. As of December 31, 2017, SND Auto Company Inc., not the post reorganization Company, owed Mammoth West Corporation $7,280 and Southridge Partners II Limited Partnership $26,000, on each of the Notes, which obligations have never been disputed by SND Auto Company Inc. The Company has maintained that these Notes were not debts of the post reorganization Company, and the holding Company reorganization was undertaken in order to isolate said debt from the new business of the post reorganization public Company, its subsidiary, SND Auto Company Inc., being a separate and distinct legal entity. However, on February 7, 2018, the Company and its predecessor issuer, SND Auto Company Inc., unwound the March 14, 2017 holding company reorganization for reasons unrelated to the disputed obligations of the Notes. As a consequence of that unwinding, the Company, the public entity, may have become liable for these SND Auto Group, Inc. Notes, but in the Company’s opinion, such liability only became effective as of the February 7, 2018, the date of the rewinding, not prior. At this point, each dispute between the Company and each Plaintiff has now focused on the specific conversion price to be allowed by the Company in any conversion. On March 28, 2017 and on April 24, 2017, each of the original Plaintiffs respectively issued a conversion notice not to SND Auto Group, Inc., each Note’s maker, but to the post reorganization Company, for shares of its common stock. The terms of each Note entitle the plaintiff to payment in cash or in shares of the maker (SND Auto Group, Inc.), at a discount of 65% of the lowest trading price of the preceding 30 trading days from the date of each conversion notice. Each Plaintiff has sought to convert into shares of the post reorganization Company, at a conversion price of a fraction of a penny per share, based on SND Auto Group, Inc.’s share price prior to the reorganization. It is the Company’s position that it is not obligated for each Note until the date of the unwinding of the reorganization, February 7, 2018, a time when the Company’s publicly traded stock price was considerably higher than the price pre-reorganization which the Plaintiffs are attempting to use in each of their conversions.

The relief sought by each Plaintiff in each case is as follows:

•	Mammoth West Corporation: Issuance of the shares per each of its conversion notices per the original terms of its Note, reasonable attorneys’ fees and reimbursement of court costs, and such other and further relief as the court deems appropriate.

•	Southridge Partners II Limited Partnership: Damages of at least $743,150, interest, punitive damages, a mandatory injunction seeking specific performance, reasonable attorneys’ fees and reimbursement of court costs, and such other and further relief as the court deems appropriate.

•	J. P. Carey Limited Partners, L.P.; Damages of at least $573,890, interest, punitive damages, a mandatory injunction seeking specific performance, reasonable attorneys’ fees and reimbursement of court costs, and such other and further relief as the court deems appropriate.

The Company has been and continues to vigorously defend itself against each claim.

23

ITEM 9. MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTER

Market Information

Our common stock is quoted on the OTC Pink Sheets Market, an alternative trading system, under the symbol POTN. For the periods indicated, the following table sets forth the high and low closing prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Price Range
Period	High	Low
Year Ended December 31, 2016:
First Quarter	$.25	$.01
Second Quarter	$.04	$.001
Third Quarter	$.025	$.0022
Fourth Quarter	$.0065	$.002
Year Ending December 31, 2017:
First Quarter	$.0698	$.0025
Second Quarter	$.0995	$.017
Third Quarter	$.0839	$.0436
Fourth Quarter	$.1251	$.052
Year Ending December 31, 2018:
First Quarter	$.0957	$.1199
Second Quarter	$.413	$.194
Third Quarter	$.3912	$.2206
Fourth Quarter	.2761	.0836
Year Ending December 31, 2019:
First Quarter	$.1750	$.0980
Second Quarter	$.1650	$.0577

As of June 30, 2019, there were approximately 2,288 holders of record of our common stock.

Dividends. We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Equity Compensation Plans. We do not have any equity compensation plans.

24

Penny Stock Considerations

Our shares are considered “penny stocks,” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

•

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.

Our shares are subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On January 30, 2017 the Company acquired via reverse triangular merger 100% of the ownership interest of the privately-held First Capital Venture Co., a Florida corporation. First Capital Venture Co. is the owner of Diamond CBD, Inc., which sells numerous CBD oil products at both wholesale and retail. Pursuant to a Share Exchange and Reorganization Agreement, the First Capital shareholders exchanged their shares which they held in First Capital Venture Co. for an aggregate total of 50,000 Class A Preferred shares in the Company, wherein the shareholders would own 100% of this class of stock of the Company (the “Class A Preferred Shareholders”), which in the aggregate conferred voting control of the Company. First Capital Venture Co. became a wholly-owned subsidiary of the Company as result of the transaction. The Class A Preferred shares were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

Pursuant to a Stock Purchase Agreement dated June 8, 2017, the Company acquired all the capital stock of PotNetwork Media Group, Inc., a Nevada corporation (“PMG”), in exchange for 3,000,000 shares of the Company’s common stock issued to the shareholders of PMG, and the cancellation of a $50,000 promissory note between the Company and PMG. As a result, PMG became a wholly-owned subsidiary of the Company. PMG was the owner of the website www.potnetwork.com. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

On January 18, 2017 the company issued 2,314,814 common shares to a note holder upon the conversion of indebtedness owed. The certificates evidencing the above-mentioned common shares were issued without legend pursuant to Rule 144 as the consideration for the note was received by the Company more than one year prior to the issuance of the shares thereby satisfying the holding period in Rule 144(d)(1)(ii).

25

On January 24, 2017 the company issued 4,000,000 common shares to a note holder upon the conversion of $4,800 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On February 2, 2017 the company issued 2,800,000 common shares to a note holder upon the conversion of $12,500 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On February 14, 2017 the company issued 1,707,800 common shares to a note holder upon the conversion of $5,465 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On March 13, 2017 the company issued 300,000,000 restricted shares of common stock under the terms of the acquisition with First Capital Ventur Co. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On March 23, 2017 the company issued 39,000,000 common shares to a note holder upon the conversion of $117,000 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On February 7, 2017 the company cancelled 4,500,000 common shares originally issued to 3 entities for non-payment of consideration due under terms of the purchase agreements .

On June 8, 2017, the company issued 3,000,000 shares of restricted common stock, valued at $166,500 based on the closing market price on said date to the shareholders of PotNetwork.com in connection to the acquisition of the website by PotNetwork Media Group, Inc., a new subsidiary of the company. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On July 1, 2017 the company issued 42,000,000 common shares to a note holder upon the conversion of $126,000 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On September 27, 2017 the company issued 40,000,000 common shares to a note holder upon the conversion of $120,000 indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On February 17, 2018, the company issued 25,000,000 common shares to upon the conversion of $75,000 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On March 12, 2018, the Company issued 1,000,000 restricted common shares, valued at $361,500 based on closing market price on said date for services rendered by a consultant to the Company for services to be rendered in 2018. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

On May 17, 2018, the Company issued 6,500,000 restricted common shares for services rendered valued at $2,002 ,000 based on closing market price on said date by six advisors and consultants to the Company during 2017. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

26

On May 29, 2018 the Company issued 25,000,000 common shares to a note holder upon the conversion of $75,000 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On June 4, 2018 the Company issued 12,500,769 common shares to a note holder upon the conversion of $37,502 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On June 5, 2018 the Company issued 25,000,000 common shares to a note holder upon the conversion of $75,000 indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On June 21, 2018, the Company cancelled 216,000,000 shares of common stock from the issuanc e of 300,000,000 shares on March 13, 2017 under the terms of acquisition agreement with First Capital Venture Co ., in exchange for 12,469 shares of its Series A Preferred Stock. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 and exchanged pursuant to Section 3(a )(9) of the Act.

On July 2, 2018, the Company issued 16,000,000 common shares in exchange for preferred shares held by a preferred shareholder. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On July 9, 2018, the Company issued 2,000,000 common shares in exchange for preferred shares held by a preferred shareholder. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On July 9, 2018, the Company issued 2,000,000 restricted common shares valued at $622,600 at closing market price on said date for services rendered. 1,000,000 shares were issued to Dr. Richard Goulding, and a total of 1,000,000 shares to two consultants to the Company’s Scientific Advisory Board for services through June 30, 2018 to the Scientific Advisory Board. The common stock issued in the transaction was issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

On July 13, 2018 the Company issued 1,540,436 common shares valued at $ 479,538 at closing market price on said date to two unrelated third parties upon the conversion of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On November 7, 2018, the Company issued 76,019,688 common shares in exchange for preferred shares held by preferred shareholders. The certificates evidencing the above-mentioned common shares were issued with a legend. The Company treated the issuances as an exchange pursuant to Section 3(a)(9) of the Securities Act of 1933.

On December 4, 2018 the Company issued 1,550,000 common shares to a note holder upon the conversion of $4,650 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On December 7, 2018, the Company issued 5,000,000 restricted common shares valued at $ 595,0 00 at closing market price on said datte for the purchase of inventory of a third party. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

On December 14, 2018 the Company issued 6,000,000 common shares to a note holder upon the conversion of $18,000 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

27

On December 20, 2018 the Company issued 12,333,334 common shares to a note holder upon the conversion of $37,000 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On January 1, 2019 the Company issued 219,256 common shares to a note holder upon the conversion of $25,000 of indebtedness owed. The shares were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On February 6, 2019, the Company issued 56,901,438 restricted common shares in exchange for 5,550 preferred shares held by a preferred shareholder. The Company treated the issuances as an exchange pursuant to Section 3(a)(9) of the Securities Act of 1933.

On March 15, 2019, the Company issued 171,215 restricted common shares valued at $26,932 at closing market price on said date for services rendered by a consultant to the Company for services rendered in January and February 2019. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

On April 17, 2019 the Company issued 46,050,000 common shares to a note holder upon the conversion of $138,150 of indebtedness owed. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

On June 26, 2019 the Company issued 26,000,000 common shares to a note holder upon the conversion of $78,000 of indebtedness owed. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

On July 15, 2019, the Company issued 1 29,763 restricted common shares valued at $ 9,875 at closing market price on said date for services rendered by a consultant to the Company for services rendered in January and February 2019. The common stock issued in the transaction were issued pursuant to the exemption for registration contained in Section 4(a)(2) of the Securities Act of 1933.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The Company is authorized to issue up to 1,000,000,000 shares of common stock, $0.00001 par value. As of June 30, 2019, we had outstanding 700,706,621 shares of common stock. The holders of our Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. Common stockholders are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or the winding up of our Company, common stockholders are entitled to receive the net assets of our Company in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of common stock will not be subject to further call or redemption and are fully paid and non-assessable. To the extent that additional common shares are issued, the relative interest of existing stockholders will likely be diluted.

Our Articles of Incorporation authorize the issuance by resolution of our Board of Directors of up to 50,000 shares of Class A preferred stock. As of June 30, 2019, we had 34,289 shares of Class A Preferred Stock issued and outstanding. Each share of Class A preferred stock is convertible into 0.01% of the total number of shares of Common Stock outstanding at the Conversion Time. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

28

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Company’s articles of incorporation and bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Company may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Company’s board of director or shareholders.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required by this Item begin on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On July 23, 2018, East West Accounting Services (“East-West”) resigned as the independent registered public accounting firm of the Company. The resignation was accepted by the Board of Directors of the Company. East-West stated that the reason for their resignation was the loss of their PCAOB certification as the result of an unrelated matter connected to an audit inadequacy that occurred in an audit for an unrelated company in 2015.

The audit report of East-West on the Company’s financial statements for the fiscal year ended December 31, 2017, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s 2017 fiscal year and through July 23, 2018, (1) there were no disagreements with East-West on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of East-West, would have caused East-West to make reference to the subject matter of the disagreements in connection with its report, and (2) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

As a result of East-West’s resignation, the Company engaged Manohar Chowdhry & Associates (“MCA”), a PCAOB member firm, as the Company’s independent accountant to audit the Company’s financial statements and to perform reviews of interim financial statements. During the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 through July 23, 2018 neither the Company nor anyone acting on its behalf consulted with MCA regarding (i) either the application of any accounting principles to a specific completed or contemplated transaction of the Company, or the type of audit opinion that might be rendered by MCA on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement with East-West or a reportable event with respect to East-West.

On January 14, 2019, the Company discharged MCA. The audit report of MCA on the Company’s financial statements for the fiscal year ended December 31, 2017, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

29

During the period of the Company’s engagement with MCA, July 23, 2018 through January 14, 2019, (1) there were no disagreements with MCA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of MCA, would have caused MCA to make reference to the subject matter of the disagreements in connection with its report, and (2) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On January 14, 2019, Yusufali & Associates, LLC, Short Hills, New Jersey 07078 (“Yusufali”), to be the Company’s independent accountant to audit the Company’s financial statements and to perform reviews of interim financial statements. During the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, through January 14, 2019, neither the Company nor anyone acting on its behalf consulted with Yusufali regarding (i) either the application of any accounting principles to a specific completed or contemplated transaction of the Company, or the type of audit opinion that might be rendered by Yusufali on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement with East-West or MCA or a reportable event with respect to East-West or MCA.

Prior to engaging Yusufali, Yusufali did not provide the Company with either written or oral advice that was an important factor considered by the Company in reaching a decision to engage Yusufali as its independent accounting firm

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements and Schedules

The consolidated financial statements required to be filed as part of this Registration Statement are included in Item 13 hereof.

(b) Exhibits

Exhibit No.	Description

2.1	Share Exchange Agreement with First Capital Venture Co.*
3.1	Articles of Incorporation *
3.2	Bylaws*
10.1	Purchase Agreement with PotNetwork Media Group, Inc.*
10.2	Employment Agreement with Richard Goulding*

* Previously filed

30

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POTNETWORK HOLDINGS, INC.

Date: August 16, 2019	By:	/s/ Kevin Hagen
Kevin Hagen
Chief Executive Officer

31

55 Addison Drive Short Hills, NJ 07078 Telephone: (973) 921-2892

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of PotNetwork Holdings Inc.

Opinion: We have audited the accompanying balance sheets of PotNetwork Holdings Inc. (the Company ) as of December 31, 2018, and the related statements of income, stockholders equity and cash flows for each of these years in the period then ended, and the related notes (collectively referred as the financial statements ). In our opinion, the financial statements present fairly, in all material respects, the financial position of the company as of the years then ended, and the results of its operations and its cash flows for these years in the period then ended, in conformity with U.S. generally accepted accounting principles.

We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) ( PCAOB ), the company s internal control over financial reporting as of the year then ended, based on the criteria established in Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report of even dated, express an unqualified opinion on the Company s Internal Control over financial reporting.

Basis of Opinion: These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on the Company s financial statements based on our audits. We are a public accounting firm with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. Federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of PCAOB, Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters: The management listed the critical audit matters as note 12 in the notes on accounts. They are the matters arising from the current period audit of the financial statements and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. These critical audit matters do not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by referring the critical audit matters, providing separate opinions on the critical audit matters or on the accounts or disclosures to which thev relate.

July 24th, 2019

Yusufali Musaji, CPA

Managing Partner

Yusufali & Associates, LLC

PCAOB registration # 3313

The year in which Yusufali & Associates

became PotNetwork Holdings Inc. s

Auditor is 2019

Short Hills, NJ 07078

F-1

F-2

F-3

POTNETWORK HOLDINGS, INC

BALANCE SHEET

	Dec. 31, 2018	Dec. 31, 2017
Assets
Current Assets
Cash/Bank Balances	$584,426	$254,571
Accounts Receivable
from Customers	$119,274	$138,341
from related parties	$-	$-
from others	$-	$-
Total Accounts Receivable	$119,274	$138,341
Advances - Drop Shipper	$4,289,928	$1,160,653
Prepaid Expenses	$220,902	$252,778
Total Current assets	$5,214,530	$1,806,343
TOTAL ASSETS	$5,214,530	$1,806,343
Liabilities
Current Liabilities
Payables	$469,821	$270,980
Current portion of Notes Payable, convertible	$306,150	$172,650
Total Current Liabilities	$775,971	$443,630
Long-term Liabilities
Loan from 3rd Party with interest	$38,400	$245,374
Notes Payable, convertible	$3,267,824	$2,946,105
Total Long-term liabilities	$3,306,224	$3,191,479
Total Liabilities	$4,082,195	$3,635,109
Stockholders' Equity
Common Stock, $ 0.0001 par value, 1,000,000,000 shares authorized, 569,364,712 shares Issued and outstanding as of December 31, 2018 and and 569,920,485 shares Issued and outstanding as of December 31, 2017	$3,169,040	$450,573
Preferred Stock Class A, $ 0.0001 par value, 50,000,000 shares authorized, 39,839 shares Issued and outstanding as of December 31, 2018 and December 31, 2017	$400	$400
Retained Earnings	$(2,037,105)	$(2,279,739)
Total Stockholders' Equity	$1,132,335	$(1,828,766)
Total Liabilities & Equity	$5,214,530	$1,806,343

The accompanying notes are an integral part of these financial statements.

F-4

POTNETWORK HOLDINGS, INC
INCOME STATEMENT

	Year Ended	Year Ended
	Dec. 31, 2018	Dec. 31, 2017

Revenue
Sales	$25,583,761	$14,388,204
Cost of goods sold	$16,624,328	$9,318,271
Gross profit	$8,959,433	$5,069,933

Operating expenses
Research and development	$-	$524,720
Sales & Marketing	$7,894,819	$3,491,555
General & Administrative Expenses	$811,420	$735,175
Total operating expenses	$8,706,239	$4,751,450

Financing expenses
Interest Exp	$10,560	$16,880
Total Financing expenses	$10,560	$16,880

Total expenses	$8,716,799	$4,768,330

Profit (Loss) before Income Tax	$242,634	$301,603
Provision for Income Tax	$-	$-
Net Profit (Loss)	$242,634	$301,603

Earnings per share	$0.0003	$0.0005
Basic and diluted	$0.0003	$0.0005

Basic and diluted weighted average common shares outstanding	569,364,712	569,920,485

The accompanying notes are an integral part of these financial statements.

F-5

POTNETWORK HOLDINGS, INC
STOCKHOLDERS' EQUITY

	Pref Shares	Preference share capital	Common Shares	Equity	Surplus (Deficit)

Balance as on Dec. 31, 2016	0	$-	297,389,288	$87,573	$(53,935)
Triangular Merger	39,839				$53,935
Shares Issued - Restricted			309,322,614
Shares Issued - Free			121,000,000	$363,000
Shares Issued - Reserve			(157,791,417)
Net Profit (Loss)					$301,603
Balance as on Dec. 31, 2017	39,839	$400	569,920,485	$450,573	$(2,279,739)
Shares Issued			215,444,227	$2,718,467
Shares Cancelled			(216,000,000)
Net Profit (Loss)					$242,634
Balance as of Dec. 31, 2018	39,839	$400	569,364,712	$3,169,040	$(2,037,105)

The accompanying notes are an integral part of these financial statements.

F-6

POTNETWORK HOLDINGS, INC
CASH FLOWS STATEMENT

	Year Ended	Year Ended
	Dec. 31, 2018	Dec. 31, 2017
Operations
Net Income (Loss)	$242,634	$290,720
Adjustments to reconcile net income (loss)
Advances & Accounts Receivable	$(3,078,333)	$1,483,264
Payable	$198,841	$(63,629)
Total Adjustments to reconcile net income (loss)	$(2,879,492)	$1,419,635
Net cash from the current year operations	$(2,636,858)	$1,710,355
Investing
Common Stock	$2,718,467	$(450,573)
Preferred A Stock		$(400)
Additional Capital	$(1,463,131)	$675,814
Net cash provided by investing activities	$1,255,336	$224,841
Financing
Third Party Loan	$(206,974)	$(172,641)
Notes Payable	$1,918,350	$(1,655,624)
Net cash provided by financing activities	$1,711,376	$(1,828,265)
Net change in cash and cash equivalents	$329,854	$106,931
Cash and cash equivalents, beginning of period	$254,571	$147,640
Cash and cash equivalents, end of period	$584,426	$254,571

The accompanying notes are an integral part of these financial statements.

F-7

PotNetworkHolding.com

DiamondCBD.com

Notes on Accounts to the financial statements for the year, 2018

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

PotNetwork Holdings, Inc. is a publicly traded holding company trading under the symbol POTN . The Company website is www.potnetworkholding.com.

This Company was previously known as:

•	SND Auto Group, Inc. until 3-2017
•	PotNetwork Holdings, Inc. until 5-2016
•	United Treatment Centers, Inc. until 7-2015
•	Element Trading Holdings, Inc. until 3-2014
•	United Treatment Centers, Inc. until 10-2013
•	MyMedicalCD, Ltd. until 6-2008
•	Interactive Solutions Corp. until 11-2004

o	State of incorporation changed from Nevada to Wyoming in 11-2004

•	Araldica Wineries Ltd. until 2-2000
•	H P Capital Corp. until 9-1996

The Company has three (3) wholly-owned subsidiaries:

•	First Capital Venture Co., a Florida corporation which has as its wholly-owned subsidiary, Diamond CBD, Inc., a Delaware corporation. First Capital Venture Co. was acquired by the Company on January 31, 2017.
•	PotNetwork Media Group, Inc., a Nevada corporation, the owner and operator of www.Potnetwork.com as a digital business magazine focusing on the cannabis industry, which was acquired under a stock purchase agreement.
•	Blockchain Crypto Technology, Corp., an inactive Colorado corporation.
•	Grinder Distribution, Inc., an inactive Florida corporation.
•	PNH Holdings, Inc., an inactive Colorado corporation
•	SND Auto Group, Inc., an inactive Colorado corporation

Since the acquisition of First Capital Venture Co., the focus of the Company has been the development of the business of Diamond CBD, Inc. PotNetwork Media Group, Inc., is an early stage company. All other subsidiaries are dormant, having ceased operations. Hence, the financial statements reflect principally the business results of Diamond CBD business.

Diamond CBD, Inc. focuses on the research, development, and multinational marketing of premium hemp extracts that contain a broad range of cannabinoids and natural hemp derivatives.

F-8

PotNetworkHolding.com

DiamondCBD.com

Diamond CBD s 94-page catalog can be found in http://catalog.diamondcbd.com.

Since January 31, 2017, Diamond CBD s business has become the primary business of this Company.

In February 2018, the Company reversed ab initio the March 17, 2017 holding company reorganization. As a result, the Company re-assumed its prior name, PotNetwork Holdings, Inc. (with an s on Holding), while remaining a Colorado corporation. None of the acquisitions or the share capital structure was affected.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

➢	BASIS OF PRESENTATIONS: The statements were prepared following generally accepted accounting principles of the United States of America which were consistently applied.

➢	USE OF ESTIMATES: Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

➢	REVENUE RECOGNITION DIAMOND CBD BUSINESS: Revenue from sale of goods is measured at fair value of the consideration received or receivable and is recognized in the statement of comprehensive income of the Company when significant risks and rewards of the ownership of the goods have been transferred to the buyers

➢	CASH AND CASH EQUIVALENTS: Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition and the balance cash in hand and the balance in bank accounts.

➢	ACCOUNTS RECEIVABLE: Accounts Receivable (AR) is the payment which the Company will receive from its customers who have purchased its goods & services in the last month of the year and on credit terms. Usually the credit period is short, approximately a few days.

➢	ASSESSMENT OF COLLECTABILITY:

o	Receivables supervisor is authorized to collect delinquent accounts
o	The Treasurer has the authority to assign accounts to a third party for collection
o	Recording of Accounts Receivable: All amounts due on physical delivery of the merchandise from the drop-shipper, must be promptly recorded as an accounts receivable. Each account receivable must be recorded and maintained until payment is received or the recorded amount is written off or extinguished.
o	An adequate provision for doubtful accounts must be established. When all reasonable efforts fail to collect an account receivable and it has been approved for write off, the related provision for doubtful accounts should be reduced.
o	Control and Subsidiary Accounts: The accounting system incorporates control accounts, where applicable, to ensure the completeness and accuracy of individual accounts. The Receivables supervisor must maintain subsidiary accounts for individual debtors in a manner that discloses, at a given point in time, the aggregate amount owed by each debtor as well as individual amounts making up the aggregate amount. Monthly, the subsidiary accounts for each accounts receivable must be reconciled with the control account.

F-9

PotNetworkHolding.com

DiamondCBD.com

o	Checks that are returned from the bank as non-negotiable are assessed a returned cheque charge. If there are 2 cheques returned from the same customer within a month, no further cheques will be accepted from the customer unless the cheques are certified, until there is an acceptable payment history for a further one-year period.
o	Statements to Debtors: Statements must be issued to debtors, on a monthly basis, providing meaningful and concise information on the status of their debts.
o	Accounts receivable are considered overdue when a debtor does not pay or resolve the debt within 30 days from the invoice date or a written request for payment to the debtor.
o	All actions taken to collect overdue accounts must be documented.
o	If there is no response after the initial contact at the 30-day point (within a 30-day period 60 days from date of invoice), accounts will be forwarded to Treasury Staff to take prompt and vigorous action to collect overdue accounts receivable.
o	Accounts receivable, in most cases, should be at least 30 days overdue (i.e., 60 days after invoice notification), before staff advises debtors that their accounts are overdue and that the accounts may be:

•	turned over to a private collection agency;
•	subject to legal action
•	credit privileges will be revoked; and/or account may be suspended.

Based on the foregoing, the Company reviewed the balances receivable and no allowance for doubtful accounts are made as there is none

➢	PREPAID EXPENSES: Prepaid expenses are future expenses that have been paid in advance. In other words, prepaid expenses are costs that have been paid but are not yet used up or have not yet expired. The company s prepaid expenses is mostly advance payment to the drop shipper

➢	PROPERTY AND EQUIPMENT: As on the date of the financial statements, the Company does not hold any assets.

➢	INTANGIBLE ASSETS

o	Initial Measurement: Intangible asset acquisitions in which the consideration given is cash are measured by the amount of cash paid, which generally includes the transaction costs of the asset acquisition. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is clearer and, thus, more reliably measurable.
o	Subsequent Measurement: The Company accounts for its intangible assets under the Financial Accounting Standards Board ( FASB ) Accounting Standards Codification Subtopic ( ASC ) 350-30-35 Intangibles-- Goodwill and Other--General Intangibles Other than Goodwill-Subsequent Measurement . Under this method the Company is required to test an indefinite-lived intangible asset for impairment on at least an annual basis. This is done by comparing the asset s fair value with its carrying amount. If the carrying amount exceeds the asset s fair value, the difference in those amounts is recognized as an impairment loss.

•	ASC 350 requires capitalizing any money spent on product development and product improvement. During the current year, money spend on product development is very little and is not significant.

F-10

PotNetworkHolding.com

DiamondCBD.com

➢	FINANCIAL INSTRUMENTS: For certain of the Company s financial instruments, including cash, accrued expenses and short-term debt, the carrying amounts approximate their fair values due to their short maturities. We adopted ASC Topic 820, Fair Value Measurements and Disclosures , which requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of valuation hierarchy are defined as follows:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities and has the highest priority;
Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability;
Level 3:

Valuations are based on prices or third party or internal valuation models that require inputs that are significant to the fair value measurement and are less observable and thus have the lowest priority.

➢	Investments in subsidiaries: The March 17, 2017 reorganization is referred as holding Company reorganization. The Company did not make any payment in cash or check in connection with the reorganization. First Capital Venture Co., the parent of Diamond CBD, Inc. is now the wholly owned subsidiary. The entire amount of current year profit is attributable to the business generated by this wholly owned subsidiary. As required under ASC 810, consolidated accounts are presented in this financial statement.

➢	Redemption Right: In 2017, this Company signed convertible promissory notes for $1,200,000. The convertible note has the redemption right, which reads as, Notwithstanding any provision contained herein to the contrary including the conversion rights as set forth in this section, the Company shall be entitled, at any time prior to the expiration of five days from any notice of conversion, to repay this Note in full, plus interest, minus the credit accorded from prior payments, including from prior conversions, and avoid any further Note conversion and thus avoid the issuance of any additional shares of PotNetwork Holdings, Inc. By this clause, no derivative liability exists. Further, these convertible promissory notes are exchanged for Common Stock Purchase Warrant, as mentioned supra.

F-11

PotNetworkHolding.com

DiamondCBD.com

NOTE 3 - GOING CONCERN

The financial statements are prepared on a going concern, which contemplates the continuity of the normal business activities, the realization of assets and the settlement of liabilities.

Since PotNetwork Holdings, Inc. has no uncertainties as on the balance sheet date, the financial statements need no adjustments.

Since Diamond CBD s business originated in 2015, it is considered as a business with limited operating history. Hence, this business is subject to all risks inherent in a developing business enterprise. Continued success depends on the problems, difficulties, complications, and delays frequently encountered in the competitive and regulatory environment in which it operates.

Industrial risk: Since the CBD business is a burgeoning industry, there are no established entities whose business model Diamond CBD can follow or build upon. Since it is a fairly new industry, there is a risk that the new products might not be successful in the long run, or the current business model might not be the most effective and requires future pivoting.

Regulatory risk: Hemp-based CBD is often confused with marijuana-based CBD which remains illegal under federal Law; although the Company maintains that its products are legal. Yet, this legal risk cannot be ignored. Although Diamond CBD does not sell any marijuana-based CBD products, its products could be treated as being illegal by federal/state authorities and by consumers.

Competitive risk: The Company is operating in a highly competitive environment with increasing number of competitions. The Company may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than the Company does. Such resources, experience and personnel may provide a substantial competitive advantage to the competition.

The directors nevertheless believe that it is appropriate to prepare the consolidated financial statements on a going concern basis/

NOTE 4 - Deferred Tax Computation: The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, Income Taxes . Under this method, income tax expense is recognized for: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

F-12

PotNetworkHolding.com

DiamondCBD.com

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

There was no income tax expense during this quarter. However, the availability of a net operating loss carryforward and the associated deduction, is subject to complex and restrictive federal income tax provisions as codified by Internal Revenue Code section 172 and related Treasury Regulations, all of which are subject to change and the availability of which can never be free from doubt.

The components of the deferred tax assets and liabilities are as follows:

	31st Dec 2018	31st Dec 2017
Deferred tax assets:
Net operating loss carryovers	$2,037,105	$2,279,739
Stock-based compensation	-	-
Other temporary differences	-	-
Total deferred tax assets	2,037,105	2,279,739
Valuation allowance	(2,037,105)	(2,279,739)
Net deferred tax asset	$-	$-

NOTE 5 - INVENTORY DIAMOND CBD This Company has arranged to buy the exact quantity from the suppliers, based on the customer orders and thereby has eliminated the need for holding inventory on hand at any point of time.

Otherwise, this Company values the inventory at the lower of cost or market.

F-13

PotNetworkHolding.com

DiamondCBD.com

NOTE 6 - COMMITMENTS AND CONTINGENCIES: There are no commitments and contingencies that exist at present, other than the legal disputes mentioned supra.

NOTE 7 ADEQUACY & EFFECTIVENESS OF INTERNAL CONTROL PROCEDURES1:

•	Objective: To evaluate the adequacy and effectiveness of the internal control procedures taken by the Company to ensure the company s processes, governance structures and reporting regimes are in line with required accounting standards, laws and regulations.

•	Scope: Identify the key risks[2] and adequacy and effectiveness of controls designed to mitigate these risks

•	Methodology: Due to limited resources, the methodologies include interviewing the selected key personnel as well as checking the online eCommerce platform used by the Company.

•	Limitations: No field work was performed during this internal audit, thus, no observation was made. No physical sampling was performed. Besides the records generated by online eCommerce platform, no vouching was performed

•	Conclusion: The company s management team has a positive attitude towards enhancing internal control and ensuring the accuracy of financial statements, and the management team is open and has seriously dealt with the recommendations and suggestions. The company uses the eCommerce platform for sales and distribution which has relatively low risk to be exposed to fraud and misconduct. Major decisions related to purchase and hiring are reviewed and approved by multiple levels of management.

NOTE 8 PAYROLL PROCEDURE

Payroll is processed by an independent payroll company, ADP, to determine the taxes to be withheld and paid.

NOTE 9 - CAPITAL STOCK

•	Common Stock: Authorized 1,000,000,000 shares, $.00001 par value; and 569,364,712 issued and outstanding as on the balance sheet date. Further, this Company is obligated to issue additional shares to the noteholders mentioned here below.

•	Class A preferred stock: Authorized 50,000 shares, $.00001 par value; and 39,839 Issued and outstanding as on the balance sheet date. Designation details are in Document # 20181127754 filed with the Secretary of State, Colorado on February 13, 2018.

___________

1 Internal audit performed by Tracy W Liu CPA for the period from Jan 1, 2018 to Dec 31, 2018

2 Details of Risk Assessment in Appendix I, II and III

F-14

PotNetworkHolding.com

DiamondCBD.com

NOTE 10 Loan from Third Parties

				8%		8%
				Interest		Interest
		Loan		For 2017		For 2018

A	9/11/2012	$100,000	$112,000	$8,000	$120,000	$8,000
B	7/1/2016	$25,000	$26,000	$2,000	$28,000	$2,000	$30,000
C	7/1/2016	$7,000	$7,280	$560	$7,840	$560	$8,400
D	4/28/2016	$42,000	$44,240	$3,360	$47,600
E	5/4/2016	$37,000	$38,974	$2,960	$41,934
			$228,494	$16,880	$245,374	$10,560	$38,400

NOTE 11 Notes Payable

Payee: Sign N Drive Auto Mall, Inc.

Principal Value: $1,850,000

Issue date: June 2, 2014

Terms: Interest Free, Fixed Conversion Rate.

There is no maturity date for this note

$438,000 was converted into common stock in 2017

$172,650 was converted into common stock in 2018

Payee: Illiad Research & Trading LP

On October 25, 2018, the Company issued a Note in the face amount of $5,525,000 which accrues interest at the rate of 10% per annum. The note has an Original Issue Discount (OID) of $500,000. The Note and any interest thereon is convertible at a fixed rate of $0.45 per share of common stock or after 12 months, at a variable conversion rate, the redemption conversion price at the lower of the fixed rate of $.45 per share, or a discount to the market price as defined in the Note. The Note is comprised of five (5) tranches (each, a Tranche ), consisting of (i) an Initial Tranche in an amount equal to $1,400,000.00 and any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents (as defined in the Purchase Agreement) (the Initial Tranche ), and (ii) four (4) additional Tranches, one (l) in the amount of $1,375,000.00, one (l) in the amount of $550,000.00, and two (2) in the amount of $1,100,000.00, plus any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents. We recorded accrued interest of $18,410 for 2018

F-15

PotNetworkHolding.com

DiamondCBD.com

NOTE 12 Management Assertions on the 2 court cases regarding Convertible Promissory Notes of Predecessor

➢	Mammoth West Corporation [case# 17 CH 778, 19th Circuit Court of Lake County, IL] and Southridge Partners II Limited Partnership [case# 3:17-cv-01925, Connecticut] each filed a civil complaint about its convertible promissory note (each referred to as a Note ).

➢	In each instance, the Note was issued not by the Company, but by the Company s predecessor issuer, SND Auto Company Inc. (which predecessor issuer had changed its name before changing it back to SND Auto Group, Inc.). The Note was issued by SND Auto Company Inc., on June 13, 2016 and on July 18, 2016, respectively, for money paid to SND Auto Company Inc., at a time in which SND Auto Company Inc. was the public Company, operating in the automobile industry. However, on March 14, 2017, SND Auto Company Inc. formed the Company and engaged in a holding Company reorganization whereby the Company became the public entity while SND Auto Company Inc., became its subsidiary. The holding Company reorganization was an express condition of First Capital Venture Holdings Co., which is the parent Company to Diamond CBD, Inc. being acquired by the Company and thereby entering the CBD oil business. The acquisition would not have occurred without the holding Company reorganization. Following this acquisition and the holding Company reorganization, and following the Company becoming the public entity, the stock price increased significantly. In other words, the CBD oil company stock price (the Company, i.e., PotNetwork Holdings, Inc.) was much greater than the stock price of the automobile Company (SND Auto Company Inc.).

➢	The plaintiff invested in an automobile Company, not in the CBD oil business. Yet, plaintiff wants to convert its Note issued by the automobile company into shares of the CBD oil Company, which was not the maker of the Note.

➢	As of December 31, 2017, SND Auto Company Inc., not the Company, owed Mammoth West Corporation $7,280 and Southridge Partners II Limited Partnership $26,000, on the Notes, which obligations were never disputed by SND Auto Company Inc. (which SND Auto Group, Inc. agreed to pay each, in full).

➢	The Company has maintained that these were not debts of the Company, and the holding Company reorganization was engaged in to assure as much, not to avoid payment, but instead, to isolate this debt from the new CBD oil business, SND Auto Company Inc. being a separate and distinct legal entity with its own assets and debts.

➢	However, on February 7, 2018, the Company and its predecessor issuer, SND Auto Company Inc., unwound the March 14, 2017 holding Company reorganization.

➢	Because of that unwinding, Company s counsel agrees that the Company, the public entity, became liable for this SND Auto Group, Inc. Notes, but only as of the February 7, 2018 rewinding, not prior thereto.

F-16

PotNetworkHolding.com

DiamondCBD.com

➢	So, at this point, the dispute between the parties surrounds the conversion price.

➢	In each case, the terms of the Note entitle the plaintiff, as holder, to convert into shares of the maker s common stock.

➢	On March 28, 2017 and on April 24, 2017, the conversion notice in each case was issued, not to SND Auto Group, Inc., the maker, but to the Company, for shares of the Company s common stock.

➢	The terms of the Note entitle the plaintiff to payment in cash or in shares of the maker (SND Auto Group, Inc.), at a discount of 65% of the lowest trading price of the preceding 30 trading days.

➢	Instead, however, the plaintiff has throughout, sought to convert into shares of the Company, at a fraction of a penny per share, or approximately 2,700,000 shares in each instance (as opposed to approximately 56,000 shares in each instance), of the Company, based on SND Auto Group, Inc. s share price, when SND Auto Group, Inc. was the public Company, and prior to the Company even being in existence, let alone being public.

➢	It is the Company s position that the Company only became obligated for the Note (which is the obligation of the maker, SND Auto Group, Inc.), upon the unwinding of the reorganization, or as of February 7, 2018, when the Company s stock price was considerably higher (and therefore obligated to issue far fewer shares in satisfaction of the conversion notice) than it was prior to the holding Company reorganization and the acquisition of First Capital Venture Holdings Co.

➢	The Company intends to vigorously defend against this claim. The Company is confident in its position.

NOTE 13 Management Assertions on Critical Audit Matters

I.

Delay in Tax filing: The Company has found it necessary to have filed Form 4506-T requesting a Transcript of Tax Returns. It has engaging a tax-practitioner to review prior filings, make any adjustments necessary, and file any missing reports.

II.	Paperless office: This Company is committed to the concept of a paperless office. However, such an approach creates gaps in the audit trail, which necessitates the linking and tracing the documents manually. Again, The Company is exploring the use of third- party software as a solution that will meet future audit requirements.

III.	Agreements for marketing activities: Booking the space for a trade show, reserving the space for advertisement in a magazine, etc. as part of marketing efforts, often happens without signed agreements.

F-17

PotNetworkHolding.com

DiamondCBD.com

IV.	Manuals and handbooks: When the CBD business was started as a private business, well experienced professionals were involved in the day to day operations, which do not need specialized training or formal guidance. However, the Management is aware of the need for standard operating procedures to educate and train its growing general staff. Preparation of manuals and handbooks is in progress.

V.	Securing the product formulae with patent rights, trademarks: The Company regards its product formulations as trade secrets. The company is taking steps to establish the proprietary rights, as a safeguard against the possible misuse by anyone else.

VI.	Drop Shipment as a fulfillment model: By this arrangement, the Company chose not to store any inventory, but places manufacturing order on demand. The Company holds weekly meetings with the manufacturer to make sure this practice works efficiently and effectively. Improving the collaboration with the manufacturer is the focus in all the discussions.

Appendix I

Risk Assessment

An Understanding of Pot Network Holdings and its Environment

The Company distributes and sells a variety of hemp based CBD oils, CBD vape oil, CBD edibles, CBD gummies, CBD creams, and more. The company does not incur any manufacturing activities on its own.

According to the arrangement with a manufacturing facility located in Ormond Beach, Florida, the manufacturer produces a variety of products according to the specific instructions given by PotNetwork Holdings. Manufacturing is based on actual sale and for the requirements from end-customers.

PotNetwork Holdings does not place manufacturing order before receiving customer orders. Thus, the company does not store any inventory.

eCommerce platform is used for distribution. By accessing the shipment mobile app, the drop shipper is able to access the orders directly from the  bank end and ship within 2 business days.

The manufacturer is paid after PotNetwork Holdings receives the payment from the end- customers.

F-18

PotNetworkHolding.com

DiamondCBD.com

Key Risks:

•	Since PotNetwork Holdings relies on its manufacturer to produce products that meet specific requirements, quality control is necessary to ensure that the products would meet PotNetwork Holdings standards.
•	It is necessary for PotNetwork Holdings to maintain good long-term relationship with its manufacturer to avoid the additional expenses when switching manufacturers.
•	Extra effect should be put on inventory management since PotNetwork Holdings decide to not store any inventory of its products.
•	Quite a few employees are home-based or part-time, which makes human resource management more challenging.

Appendix II

Internal Control Points

Walkthrough of Sales and Purchase Cycle:

[a] The exact quality of the sales amount is purchased, thus, there is no inventory

[b] After POTN puts an order, the manufacturer follows specific requirements given by POTN

[b] Drop shipment arrangement is followed strictly, products are shipped directly from the manufacturer to end customers

[c] Management Hub is the distributor

[d] Distribution fee is paid by the manufacturer

[e] Customers pay POTN the moment that products are shipped to them, and then, POTN pays the manufacturer

F-19

PotNetworkHolding.com

DiamondCBD.com

Internal control points:

•	By using the shipping app, the drop shipper is able to access the orders directly from the back end and ships within one business day. This ensures timely process of purchase and sales order, as well as avoids mistakes caused by manual process

•	Any misplacement of orders caused during distribution and processed by drop shippers which reduces the amount of follow-up that POTN needs to incur

•	Reports will be created by the eCommerce system automatically at the end of the day

•	Usage of eCommerce platforms ensures accuracy of orders and avoids careless mistake made by accountants

•	Back orders are reviewed and followed up by a dispatcher immediately

•	Marketing director leads a team of 5 assistants and 1 supervisor to reconcile the monthly settlements with the drop shipper

•	A separate team assists the drop shipper with the UPS, FedEx and USPS accounts to smooth the whole process

•	Weekly meetings are held among sales director, marketing director and supervisors. Detailed sales analysis are discussed and reviewed.

•	Every two weeks, the marketing director discusses the sales data with the CEO.

•	Production plan meetings are held with the manufacturer on a regular basis to ensure that despite having no inventory, POTN can fulfil customers order in time and sell quality products that meet customer s expectations

•	Customer complains (very rare) are handled in time while marketing director will personally be involved

Walkthrough of Expense Cycle:

[a] Admin dept. members assure the accuracy for all expense reports

[b] Managers would discuss their respective expenses with the CEO on weekly meetings, the expense reports are printed out and presented in the meetings

[c] After CEO s approval on weekly meetings, accountant records the expenses, supervisor checks it, and then manager approves it.

F-20

PotNetworkHolding.com

DiamondCBD.com

[d] CEO checks the expense for a second time and puts the approval stamp on the expense documents

[e] Credit card department processes the expense payment

[f] Treasurer makes the payment

Internal control points

•	Different level of approval which makes it almost impossible for an individual employee to make a fraudulent expense
•	Company runs reasonableness check of expenses,
•	Control on the usage of company credit card: only level 4 managers have access to company credit card
•	Timely process of the payments: most of the expenses are reported, reviewed and paid within a week, only 5% of the expenses take longer than a week to process
•	Monthly review to reconcile the amount paid out by the company and the amount stated on the invoice
•	Tracking numbers are used to prove that all vendors are real and existing business

Walkthrough of Human Resources Cycle:

[a] HR manager is a part-time employee work from home

[b] HR manager initiates the hiring process

[c] Marketing Director reviews and approves the person that is going to be hired

[d] New Hire reports are discussed on weekly meetings with supervisors and CEO

Internal control points

•	Payroll records are reviewed regularly, any abnormal increase/decrease in monthly salary expenses can be identified easily

•	Request for new hires are reviewed by multiple people and approved by CEO

F-21

PotNetworkHolding.com

DiamondCBD.com

Appendix III

Select list for interview

Marketing Director

Sales Manager

Call Centre Supervisor

Drop Shipment Team Supervisor

Dispatcher

Private Secretary to CEO

Senior Assistant in Accounting

Manager [Compilation & Consolidation]

Administrator

F-22

POTNETWORK HOLDINGS, INC BALANCE SHEET (in $000)

	Mar. 31, 2019	Dec. 31, 2018
Assets
Current Assets
Cash/Bank Balances	$562	$584
Accounts Receivable
From Customers	$77	$119
From related parties		$-
From others	$1,125	$-
Total Accounts Receivable	$1,202	$119
Advances - Drop Shipper	$4,413	$4,290
Prepaid Expenses	$259	$221
Total Current assets	$6,436	$5,214
TOTAL ASSETS	$6,436	$5,214
Liabilities
Current Liabilities
Payables	$131	$469
Current portion of Notes Payable, convertible	$306	$173
Total Current Liabilities	$437	$642
Long-term Liabilities
Loan from 3rd Party with interest	$39	$38
Note Payable, convertible	$4,777	$3,401
Total long-term liabilities	$4,816	$3,439
Total Liabilities	$5,253	$4,081
Stockholders' Equity
Common Stock, $ 0.0001 par value, 1,000,000,000 shares authorized, 626,656,621 shares Issued and outstanding as of March 31, 2019 and and 569,364,712 shares Issued and outstanding as of December 31, 2018	$3,169	$3,169
Preferred Stock Class A, $ 0.0001 par value, 50,000,000 shares authorized, 39,839 shares Issued and outstanding as of March 31, 2019 and December 31, 2018	$0	$0
Retained Earnings	$(1,986)	$(2,037)
Total Stockholders' Equity	$1,183	$1,132
Total Liabilities & Equity	$6,436	$5,214

The accompanying notes are an integral part of these financial statements.

F-23

POTNETWORK HOLDINGS, INC
INCOME STATEMENT (In $000s, except per-share data)

	Quarter Ended	Quarter Ended
	Mar. 31, 2019	Mar. 31, 2018

Revenue
Sales	$6,183	$6,284
Cost of goods sold	$3,636	$3,772
Gross profit	$2,547	$2,512

Operating expenses
Research and development	$-	$-
Sales & Marketing	$2,174	$2,084
General & Administrative Expenses	$244	$231
Total operating expenses	$2,418	$2,315

Financing expenses
Interest Exp	$78	$4
Total financing expenses	$78	$4

Total Expenses	$2,496	$2,319

Profit (Loss) before Income Tax	$51	$193
Provision for Income Tax	$-	$-
Net Profit (Loss)	$51	$193

Earnings per share	$0.0003	$0.0000
Basic and diluted	$0.0003	$0.0000

Basic and diluted weighted average common shares outstanding	626,656,621	569,920,485

The accompanying notes are an integral part of these financial statements.

F-24

POTNETWORK HOLDINGS, INC STOCKHOLDERS' EQUITY (in $000)

	Preference Shares	Preference Share Capital	Common Shares	Amount	Surplus (Deficit)

Balance as of Dec. 31, 2016	0	$-	297,389,288	$88	$(2,635)
Triangular Merger	39,839				$(54)
Shares Issued - Restricted			309,322,614
Shares Issued - Free			121,000,000	$363
Shares Issued - Reserve			(157,791,417)
Net Profit (Loss)					$302
Balance as of Dec. 31, 2017	39,839	$400	569,920,485	$451	$(2,280)
Shares Issued			215,444,227	$2,718
Shares Cancelled			(216,000,000)
Net Profit (Loss)					$243
Balance as of Dec. 31, 2018	39,839	$400	569,364,712	$3,169	$(2,037)
Shares Issued			57,291,909
Net Profit (Loss)					$0
Balance as of Mar. 31, 2019	39,839	$400	626,656,621	$3,169	$(2,037)

The accompanying notes are an integral part of these financial statements.

F-25

POTNETWORK HOLDINGS, INC CASH FLOWS STATEMENT

	Quarter Ended	Quarter Ended
	Mar. 31, 2019	Mar. 31, 2018
Operations
Net Income (Loss)	$51	$193
Adjustments to reconcile net income (loss)
Advances & Accounts Receivable	$(1,244)	$(404)
Payable	$(338)	$(40)
Total Adjustments to reconcile net income (loss)	$(1,582)	$(444)
Net cash from the current year operations	$(1,531)	$(251)
Investing
Common Stock	$-	$(75)
Preferred A Stock		$0
Net cash provided by investing activities	$-	$(75)
Financing
Third Party Loan	$1	$(4)
Notes Payable	$1,509	$298
Net cash provided by financing activities	$1,510	$294
Net change in cash and cash equivalents	$(22)	$(32)
Cash and cash equivalents, beginning of period	$584	$241
Cash and cash equivalents, end of period	$562	$209

The accompanying notes are an integral part of these financial statements.

F-26

PotNetworkHolding.com

DiamondCBD.com

Notes on accounts to the financial statements

for the first quarter, 2019

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

PotNetwork Holdings, Inc. is a publicly traded holding company trading under the symbol “POTN”. The Company website is www.potnetworkholding.com.

This Company was previously known as:

•	SND Auto Group, Inc. until 3-2017

•	PotNetwork Holdings, Inc. until 5-2016

•	United Treatment Centers, Inc. until 7-2015

•	Element Trading Holdings, Inc. until 3-2014

•	United Treatment Centers, Inc. until 10-2013

•	MyMedicalCD, Ltd. until 6-2008

•	Interactive Solutions Corp. until 11-2004

•	o	State of incorporation changed from Nevada to Wyoming in 11-2004

•	Araldica Wineries Ltd. until 2-2000

•	H P Capital Corp. until 9-1996

The Company has six (6) wholly-owned subsidiaries:

•	First Capital Venture Co., a Florida corporation which has as its wholly-owned subsidiary, Diamond CBD, Inc., a Delaware corporation. First Capital Venture Co. was acquired by the Company on January 31, 2017.

•	Blockchain Crypto Technology, Corp., an inactive Colorado corporation.

•	Grinder Distribution, Inc., an inactive Florida corporation

•	PNH Holdings, Inc., an inactive Colorado corporation

•	SND Auto Group, Inc., an inactive Colorado corporation

Since the acquisition of First Capital Venture Co., the focus of the Company has been the development of the business of Diamond CBD, Inc. PotNetwork Media Group, Inc. is an early stage company. All other subsidiaries are dormant having ceased operations.. Hence, the financial statements reflect principally the business results of Diamond CBD business.

Diamond CBD, Inc. focuses on the research, development, and multinational marketing of premium hemp extracts that contain a broad range of cannabinoids and natural hemp derivatives.

Diamond CBD’s catalog can be found in http://catalog.diamondcbd.com.

F-27

PotNetworkHolding.com

DiamondCBD.com

Since January 31, 2017, Diamond CBD’s business has become the primary business of this Company.

In February 2018, the Company reversed ab initio the March 17, 2017 holding company reorganization. As a result, the Company re-assumed its prior name, PotNetwork Holdings, Inc. (with an “s” on Holding), while remaining a Colorado corporation. None of the acquisitions or the share capital structure was affected.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

➢	BASIS OF PRESENTATIONS: The statements were prepared following generally accepted accounting principles of the United States of America which were consistently applied.

➢

USE OF ESTIMATES: Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

➢

REVENUE RECOGNITION – DIAMOND CBD BUSINESS: Revenue from sale of goods is measured at fair value of the consideration received or receivable and is recognized in the statement of comprehensive income of the Company when significant risks and rewards of the ownership of the goods have been transferred to the buyers

⮚

CASH AND CASH EQUIVALENTS: Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition and the balance cash in hand and the balance in bank accounts.

➢

ACCOUNTS RECEIVABLE: Accounts Receivable (AR) is the payment which the Company will receive from its customers who have purchased its goods & services in the last month of the year and on credit terms. Usually the credit period is short, approximately a few days.

	➢	ASSESSMENT OF COLLECTABILITY:

o	Receivables supervisor is authorized to collect delinquent accounts

o	The Treasurer has the authority to assign accounts to a third party for collection

o	Recording of Accounts Receivable: All amounts due on physical delivery of the merchandise from the drop-shipper, must be promptly recorded as an accounts receivable. Each account receivable must be recorded and maintained until payment is received or the recorded amount is written off or extinguished.

o	An adequate provision for doubtful accounts must be established. When all reasonable efforts fail to collect an account receivable and it has been approved for write off, the related provision for doubtful accounts should be reduced.

o	Control and Subsidiary Accounts: The accounting system incorporates control accounts, where applicable, to ensure the completeness and accuracy of individual accounts. The Receivables supervisor must maintain subsidiary accounts for individual debtors in a manner that discloses, at a given point in time, the aggregate amount owed by each debtor as well as individual amounts making up the aggregate amount. Monthly, the subsidiary accounts for each accounts receivable must be reconciled with the control account.

F-28

PotNetworkHolding.com

DiamondCBD.com

o	Checks that are returned from the bank as non-negotiable are assessed a returned cheque charge. If there are 2 cheques returned from the same customer within a month, no further cheques will be accepted from the customer unless the cheques are certified, until there is an acceptable payment history for a further one-year period.

o	Statements to Debtors: Statements must be issued to debtors, on a monthly basis, providing meaningful and concise information on the status of their debts.

o	Accounts receivable are considered overdue when a debtor does not pay or resolve the debt within 30 days from the invoice date or a written request for payment to the debtor.

o	All actions taken to collect overdue accounts must be documented.

o	If there is no response after the initial contact at the 30-day point (within a 30-day period – 60 days from date of invoice), accounts will be forwarded to Treasury Staff to take prompt and vigorous action to collect overdue accounts receivable.

o	Accounts receivable, in most cases, should be at least 30 days overdue (i.e., 60 days after invoice notification), before staff advises debtors that their accounts are overdue and that the accounts may be:

•	turned over to a private collection agency;

•	subject to legal action

•	credit privileges will be revoked; and/or account may be suspended.

	➢	PREPAID EXPENSES: Prepaid expenses are future expenses that have been paid in advance. In other words, prepaid expenses are costs that have been paid but are not yet used up or have not yet expired. The company’s prepaid expenses is mostly advance payment to the drop shipper

	➢	PROPERTY AND EQUIPMENT: As on the date of the financial statements, the Company does not hold any property or equipment.

➢	PROPERTY AND EQUIPMENT: Property and equipment are stated at the written-down value [that is, after deducting depreciation from the cost]. This Company adapted the depreciation rates as provided in the IRS publications, using the Modified Accelerated Cost Recovery System (MACRS). Computers and office equipment are considered as 5-year property. Office furniture and fixtures are 7-year property in MACRS and apply the 200% declining balance method over a GDS recovery period. Wherever possible, section 179 depreciation is also applied. However, the accumulated depreciation shall not exceed the actual cost at any point of time. As on the date of the financial statement, the Company does not hold any assets.

F-29

PotNetworkHolding.com

DiamondCBD.com

➢	INTANGIBLE ASSETS

o

Initial Measurement: Intangible asset acquisitions in which the consideration given is cash are measured by the amount of cash paid, which generally includes the transaction costs of the asset acquisition. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is clearer and, thus, more reliably measurable.

o

Subsequent Measurement: The Company accounts for its intangible assets under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic (“ASC”) 350-30-35 “Intangibles-- Goodwill and Other--General Intangibles Other than Goodwill-Subsequent Measurement”. Under this method the Company is required to test an indefinite-lived intangible asset for impairment on at least an annual basis. This is done by comparing the asset’s fair value with its carrying amount. If the carrying amount exceeds the asset’s fair value, the difference in those amounts is recognized as an impairment loss.

	•	ASC 350 requires capitalizing any money spent on product development and product improvement. During the current year, money spend on product development is very little and is not significant.

➢	FINANCIAL INSTRUMENTS: For certain of the Company’s financial instruments, including cash, accrued expenses and short-term debt, the carrying amounts approximate their fair values due to their short maturities. We adopted ASC Topic 820, “Fair Value Measurements and Disclosures”, which requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of valuation hierarchy are defined as follows:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities and has the highest priority;
Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability;
Level 3:

Valuations are based on prices or third party or internal valuation models that require inputs that are significant to the fair value measurement and are less observable and thus have the lowest priority.

F-30

PotNetworkHolding.com

DiamondCBD.com

➢	Investments in subsidiaries: The March 17, 2017 reorganization is referred as holding Company reorganization. The Company did not make any payment in cash or check in connection with the reorganization. First Capital Venture Co., the parent of Diamond CBD, Inc. is now the wholly owned subsidiary. The entire amount of current year profit is attributable to the business generated by this wholly owned subsidiary. As required under ASC 810, consolidated accounts are presented in this financial statement.

➢	Redemption Right: In 2017, this Company signed convertible promissory notes for $1,200,000. The convertible note has the redemption right, which reads as, “Notwithstanding any provision contained herein to the contrary including the conversion rights as set forth in this section, the Company shall be entitled, at any time prior to the expiration of five days from any notice of conversion, to repay this Note in full, plus interest, minus the credit accorded from prior payments, including from prior conversions, and avoid any further Note conversion and thus avoid the issuance of any additional shares of PotNetwork Holdings, Inc.” By this clause, no derivative liability exists. Further, these convertible promissory notes are exchanged for Common Stock Purchase Warrant, as mentioned supra.

NOTE 3 - GOING CONCERN

The financial statements are prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

Since PotNetwork Holdings, Inc. has no uncertainties as on the balance sheet date, the financial statements need no adjustments.

Since Diamond CBD’s business originated in 2015, it is considered as a business with limited operating history. Hence, this business is subject to all risks inherent in a developing business enterprise. Continued success depends on the problems, difficulties, complications, and delays frequently encountered in the competitive and regulatory environment in which it operates.

Since the CBD business is a burgeoning industry, there are no established entities whose business model Diamond CBD can follow or build upon.

Regulatory risk: Hemp-based CBD is often confused with marijuana-based CBD which remains illegal under federal Law; although the Company maintains that its products are legal. Yet, this legal risk cannot be ignored.

Although Diamond CBD does not sell any marijuana-based CBD products, its products could be treated as being illegal by federal/state authorities and by consumers.

The Company is involved in a highly competitive industry where it may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than the Company does. Such resources, experience and personnel may provide a substantial competitive advantage to the competition.

F-31

PotNetworkHolding.com

DiamondCBD.com

NOTE 4 - Deferred Tax Computation: The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes”. Under this method, income tax expense is recognized for: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

There was no income tax expense during this quarter. However, the availability of a net operating loss carryforward and the associated deduction, is subject to complex and restrictive federal income tax provisions as codified by Internal Revenue Code section 172 and related Treasury Regulations, all of which are subject to change and the availability of which can never be free from doubt.

The components of the deferred tax assets and liabilities are as follows:

	31st Mar 2019	31st Dec 2018
Deferred tax assets:
Net operating loss carryovers	$1,986,424	$2,037,105
Stock-based compensation	-	-
Other temporary differences	-	-
Total deferred tax assets	1,986,424	2,037,105
Valuation allowance	(1,986,424)	(2,037,105)
Net deferred tax asset	$-	$-

F-32

PotNetworkHolding.com

DiamondCBD.com

NOTE 5 - INVENTORY – DIAMOND CBD

This Company has arranged to buy the exact quantity from the suppliers, based on the customer orders and thereby has eliminated the need for holding inventory on hand at any point of time.

Otherwise, this Company values the inventory at the lower of cost or market.

NOTE 6 - COMMITMENTS AND CONTINGENCIES: There are no commitments and contingencies that exist at present, other than the legal disputes mentioned supra.

NOTE 7 – BUDGET & INTERNAL CONTROL PROCEDURES

•	Internal control procedures for inventory and cash control are being developed and implemented on an ongoing basis to ensure higher levels of performances.

•	Annual financial budget is reviewed by the Board of Directors.

•	Quarterly variance reports are reviewed by the Board of Directors.

NOTE 8 - CAPITAL STOCK

•	Common Stock: Authorized 1,000,000,000 shares, $.00001 par value; and 626,656,621 issued and outstanding as on the balance sheet date. Further, this Company is obligated to issue additional shares to the noteholders mentioned here below.

•	Class A preferred stock: Authorized 50,000 shares, $ .00001 par value; and 39,839 Issued and outstanding as on the balance sheet date. Designation details are in Document # 20181127754 filed with the Secretary of State, Colorado on February 13, 2018.

NOTE 9 – Loan from Third Parties

			8%		8%
			Interest		Interest
	Loan		2018		2018 Q-1
7/1/2016	$25,000	$28,000	$2,000	$30,000	$500	$30,500
7/1/2016	$7,000	$7,840	$560	$8,400	$140	$8,540
		$35,840	$2,560	$38,400	$640	$39,040

NOTE 10 – Notes Payable

Payee: Sign N Drive Auto Mall, Inc.

Principal Value: $1,850,000

Issue date: June 2, 2014

Terms: Interest Free, Fixed Conversion Rate at $.003 per shares agreed to by Issuer in lieu of interest.

Embedded Conversion Option: Given the fixed rate conversion price, no derivative liability calculation for the conversion option was deemed required.

There is no maturity date for this note

$438,000 was converted into common stock in 2017

$172,650 was converted into common stock in 2018

Payee: Illiad Research & Trading LP

On October 25, 2018, the Company issued a Note in the face amount of $5,525,000 which accrues interest at the rate of 10% per annum. The note has an Original Issue Discount (OID) of $500,000. The Note and any interest thereon is convertible at a fixed rate of $0.45 per share of common stock or after 12 months, at a variable conversion rate, the “redemption conversion price” at the lower of the fixed rate of $.45 per share, or a discount to the market price as defined in the Note. The Note is comprised of five (5) tranches (each, a “Tranche”), consisting of (i) an Initial Tranche in an amount equal to $1,400,000.00 and any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents (as defined in the Purchase Agreement) (the ‘‘Initial Tranche”), and (ii) four (4) additional Tranches, one (l) in the amount of $1,375,000.00, one (l) in the amount of $550,000.00, and two (2) in the amount of $1,100,000.00, plus any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents.

•	$1,400,000 was received on 10/31/2018

•	$825,000 was received on 12/18/2018

•	$18,410 is the accrued interest for 2018

F-33

PotNetworkHolding.com

DiamondCBD.com

On February 8, 2019, the Company issued a Note in the face amount of $3,325,000 which accrues interest at the rate of 10% per annum. The note has an Original Issue Discount (OID) of $300,000. The Note and any interest thereon is convertible at a fixed rate of $0.45 per share of common stock or after 12 months, at a variable conversion rate, the “redemption conversion price” at the lower of the fixed rate of $.45 per share, or a discount to the market price as defined in the Note. The Note is comprised of three (3) tranches (each, a “Tranche”), consisting of (i) an Initial Tranche in an amount equal to $1,125,000.00 and any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents (as defined in the Purchase Agreement) (the ‘‘Initial Tranche”), and (ii) two (2) additional Tranches, one (l) in the amount of $500,000.00, and one (l) in the amount of $1,650,000.00, plus any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents.

•	$1,125,000 was received on 2/17/2019

•	$77,794 is the accrued interest through 3/31/19

NOTE 11 – Management Assertions on the 2 court cases regarding Convertible Promissory Notes of Predecessor

➢	Mammoth West Corporation [case# 17 CH 778, 19th Circuit Court of Lake County, IL] and Southridge Partners II Limited Partnership [case# 3:17-cv-01925, Connecticut] each filed a civil complaint about its convertible promissory note (each referred to as a “Note”).

➢	In each instance, the Note was issued not by the Company, but by the Company’s predecessor issuer, SND Auto Company Inc. (which predecessor issuer had changed its name before changing it back to SND Auto Group, Inc.). The Note was issued by SND Auto Company Inc., on June 13, 2016 and on July 18, 2016, respectively, for money paid to SND Auto Company Inc., at a time in which SND Auto Company Inc. was the public Company, operating in the automobile industry. However, on March 14, 2017, SND Auto Company Inc. formed the Company and engaged in a holding Company reorganization whereby the Company became the public entity while SND Auto Company Inc., became its subsidiary. The holding Company reorganization was an express condition of First Capital Venture Holdings Co., which is the parent Company to Diamond CBD, Inc. being acquired by the Company and thereby entering the CBD oil business. The acquisition would not have occurred without the holding Company reorganization. Following this acquisition and the holding Company reorganization, and following the Company becoming the public entity, the stock price increased significantly. In other words, the CBD oil company stock price (the Company, i.e., PotNetwork Holdings, Inc.) was much greater than the stock price of the automobile Company (SND Auto Company Inc.).

➢	The plaintiff invested in an automobile Company, not in the CBD oil business. Yet, plaintiff wants to convert its Note issued by the automobile company into shares of the CBD oil Company, which was not the maker of the Note.

➢	As of December 31, 2017, SND Auto Company Inc., not the Company, owed Mammoth West Corporation $7,280 and Southridge Partners II Limited Partnership $26,000, on the Notes, which obligations were never disputed by SND Auto Company Inc. (which SND Auto Group, Inc. agreed to pay each, in full).

➢	The Company has maintained that these were not debts of the Company, and the holding Company reorganization was engaged in to assure as much, not to avoid payment, but instead, to isolate this debt from the new CBD oil business, SND Auto Company Inc. being a separate and distinct legal entity with its own assets and debts.

➢	However, on February 7, 2018, the Company and its predecessor issuer, SND Auto Company Inc., unwound the March 14, 2017 holding Company reorganization.

➢	Because of that unwinding, Company’s counsel agrees that the Company, the public entity, became liable for this SND Auto Group, Inc. Notes, but only as of the February 7, 2018 rewinding, not prior thereto.

➢	So, at this point, the dispute between the parties surrounds the conversion price.

➢	In each case, the terms of the Note entitle the plaintiff, as holder, to convert into shares of the maker’s common stock.

➢	On March 28, 2017 and on April 24, 2017, the conversion notice in each case was issued, not to SND Auto Group, Inc., the maker, but to the Company, for shares of the Company’s common stock.

➢	The terms of the Note entitle the plaintiff to payment in cash or in shares of the maker (SND Auto Group, Inc.), at a discount of 65% of the lowest trading price of the preceding 30 trading days.

➢	Instead, however, the plaintiff has throughout, sought to convert into shares of the Company, at a fraction of a penny per share, or approximately 2,700,000 shares in each instance (as opposed to approximately 56,000 shares in each instance), of the Company, based on SND Auto Group, Inc.’s share price, when SND Auto Group, Inc. was the public Company, and prior to the Company even being in existence, let alone being public.

➢	It is the Company’s position that the Company only became obligated for the Note (which is the obligation of the maker, SND Auto Group, Inc.), upon the unwinding of the reorganization, or as of February 7, 2018, when the Company’s stock price was considerably higher (and therefore obligated to issue far fewer shares in satisfaction of the conversion notice) than it was prior to the holding Company reorganization and the acquisition of First Capital Venture Holdings Co.

➢	The Company intends to vigorously defend against this claim. The Company is confident in its position.

NOTE 12 – SUBSEQUENT EVENTS AFTER MARCH 31, 2019

On May 7, 2018, the Company filed with the Secretary of State, Colorado, an amendment to its Articles of Incorporation, under Document # 20171182699. whereby it changed the designation provisions of its Series A Preferred Stock.

F-34